UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DEPOMED, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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***PRELIMINARY SOLICITATION STATEMENT – SUBJECT TO COMPLETION***

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EXPLANATORY NOTE

The Company received a letter and other materials from Horizon on August 3, 2015, requesting, pursuant to our Bylaws, that the Company set a record date to determine shareholders entitled to call a special meeting of shareholders to consider three proposals.  Although the Depomed Board has chosen to set October 29, 2015, as a record date to determine shareholders entitled to request a special meeting to vote on the three proposals set forth in the August 3, 2015 submission, the setting of such record date shall not be deemed to be an admission that such submission satisfies the requirements of our Bylaws for submission of a valid “Record Date Request Notice” thereunder.

The Company also received a letter and other materials from Horizon on August 19, 2015, requesting, pursuant to our Bylaws, that the Company set a record date to determine shareholders entitled to call a special meeting of shareholders to consider a fourth proposal.  We are in the process of reviewing the August 19th materials and no record date has yet been set with respect to such second request for a record date with respect to such fourth proposal.  The filing of this preliminary solicitation statement shall not be deemed an admission that the materials submitted by Horizon on August 3 or August 19, 2015, are in compliance with our Bylaws.

Acting prematurely, Horizon has decided to start mailing proxy materials to gather support from the shareholders needed to call each special meeting — even though the first record date to determine shareholders who can call a special meeting on the first three proposals noted above is not until October 29, 2015, and no record date has yet been set with respect to the August 19th materials noted above.  Effectively, Horizon is currently soliciting proxies from Depomed’s shareholders BEFORE the record date actually set by the Company and before the Company has had the opportunity to complete its review of the August 19th materials relating to a request for a second record date.

ONLY SHAREHOLDERS OF RECORD AS OF OCTOBER 29, 2015, OR ANOTHER RECORD DATE SET BY THE COMPANY WILL BE ENTITLED TO GRANT PROXIES WITH RESPECT TO CALLING ANY SPECIAL MEETING.

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DEPOMED, INC.

REVOCATION SOLICITATION STATEMENT

OF DEPOMED, INC.

IN RESPONSE TO A SOLICITATION OF PROXIES BY HORIZON PHARMA PLC

TO SUBMIT TWO SPECIAL MEETING REQUESTS

[•], 2015

This Revocation Solicitation Statement (this “Revocation Solicitation Statement”) and the accompanying GREEN and GOLD Revocation Cards are being furnished by Depomed, Inc., a California corporation (“we,” the “Company” or “Depomed”), to the holders of outstanding shares of our common stock, no par value (our “Common Stock,” and the shares of Common Stock being referred to as the “Shares”), in connection with the solicitation by Horizon Pharma plc and its wholly owned subsidiary Horizon Pharma, Inc. (“Horizon Pharma, Inc.” and, together with Horizon Pharma plc, “Horizon”) of revocable proxies from the holders of our Common Stock on white proxy cards (the “White Meeting Proxy”) and blue proxy cards (the “Blue Meeting Proxy”) (together with the White Meeting Proxy, the “Meeting Proxies”) in order to submit two Special Meeting Requests to the Company in accordance with our Amended and Restated Bylaws, dated July 12, 2015 (our “Bylaws”).

This Revocation Solicitation Statement and the enclosed GREEN and GOLD Revocation Cards are first being mailed to shareholders on or about September [•], 2015.

As you may be aware, since May 2015 Horizon has made a series of unsolicited, highly conditional proposals to take control of Depomed. Most recently, on September 8, 2015, Horizon Pharma plc, through Diosail Merger Corporation, commenced an exchange offer (the “Offer”)  to acquire all of the issued and outstanding shares of the Common Stock (including the associated rights to purchase preferred stock) of the Company, each for 0.95 ordinary shares of Horizon Pharma plc, nominal value $0.0001 per share (the “Horizon Ordinary Shares”) (including any cash paid in lieu of a fractional Horizon ordinary share), upon the terms and subject to the conditions and procedures set forth in Horizon’s Preliminary Prospectus/Offer to Exchange, dated September 8, 2015 (the “Offer to Exchange”) and the related Letter of Transmittal.

After careful consideration and consultation with management and its financial and legal advisors, the Board of Directors of Depomed (the “Depomed Board”) has unanimously determined that the Offer is inadequate and substantially undervalues Depomed.

In furtherance of its efforts to take over Depomed, on August 3, 2015, Horizon delivered to Depomed a letter and other materials (the “August 3 Letter”) requesting, pursuant to our Bylaws, that the Depomed Board set a record date (the “First Request Record Date”) to determine shareholders entitled to call a special meeting (the “First Proposed Special Meeting”) to consider and vote upon proposals (i) to remove from office, without cause, all seven members of the Depomed Board (the “Removal Proposal”), (ii) to repeal certain provisions of our Bylaws designed by the Company to create a transparent and orderly process for shareholders to call special meetings and to provide for disclosure to all shareholders of information relevant to calling the special meetings, and (iii) to purport to limit the Depomed Board’s ability to amend our Bylaws in the future.

We note that Horizon’s August 3 Letter did not include a proposal to elect a new Board of Directors in the event that shareholders elected to remove the entire Depomed Board.  In fact, Horizon failed to identify any nominees that it might submit for shareholder consideration to replace the incumbent Depomed Board until after we raised the omission in a letter that we sent to Horizon on August 10.

On August 19, 2015, two and a half weeks after delivering the August 3 Letter, Horizon delivered to Depomed a letter and other materials (the “August 19 Letter”) which finally revealed its slate of hand-picked nominees. In an attempt to rectify what we strongly believe constituted a haphazard approach to convening a special meeting, Horizon’s August 19 Letter purported to “supplement” its first record date request by adding a new proposal to elect replacement directors. Because our Bylaws do not entitle Horizon to retroactively incorporate the August 19 Letter into the first record date request, we suggested a consolidated record date request notice to be deemed delivered on August 19, 2015.  Rather than agree to this practical solution, Horizon asked that its August 19 Letter be treated as a stand-alone request to fix a second record date (the “Second Request Record Date”) (together with the First Request Record Date, the “Request Record Dates” and each, a “Request Record Date”) to determine shareholders entitled to call a second special meeting (the “Second Proposed Special Meeting”) (together with the First Proposed Special Meeting, the “Proposed Special Meetings”) to consider and vote upon its proposed nominees.  We refer to Horizon’s solicitation of proxies to call the Proposed Special Meetings as the “Horizon Solicitation.”

Pursuant to our Bylaws, the calling of each Proposed Special Meeting will require the submission by Horizon of one or more written requests for a special meeting along with the applicable valid and unrevoked Meeting Proxies (the one or more written requests together with the Meeting Proxies, a “Special Meeting Request”) representing not less than ten percent (“Special Meeting Percentage”) of the outstanding shares of Common Stock entitled to cast votes at such Proposed Special Meeting.  As of September 10, 2015, there were 60,367,385 outstanding shares of Common Stock. Based on the number of shares outstanding on that date, in order to request a Proposed Special Meeting in accordance with our Bylaws, Horizon would need to deliver to the Company with respect to each Proposed Special Meeting valid and unrevoked Meeting Proxies from holders of approximately 6,036,739 shares of Common Stock, including the 2,250,000 shares purported to be owned by Horizon (as of September 10, 2015) in order to attain the Special Meeting Percentage. The actual number of shares of our Common Stock for which valid and unrevoked Meeting Proxies will be necessary in order to attain the Special Meeting Percentage, allowing Horizon to submit a Special Meeting Request, will depend on the number of shares of Common Stock that are outstanding as of the applicable Request Record Date.

The enclosed GREEN Revocation Card can be used to revoke any White Meeting Proxy you may have executed previously in support of the calling of the First Proposed Special Meeting, and the enclosed GOLD Revocation Card can be used to revoke any Blue Meeting Proxy you may have executed previously in support of the calling of the Second Proposed Special Meeting.

THE DEPOMED BOARD HAS UNANIMOUSLY DETERMINED THAT THE HORIZON SOLICITATION IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND VIGOROUSLY OPPOSES THE SOLICITATION OF MEETING PROXIES BY HORIZON. ACCORDINGLY, THE DEPOMED BOARD RECOMMENDS THAT YOU NOT SIGN ANY WHITE OR BLUE MEETING PROXY SENT TO YOU BY HORIZON. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED HORIZON’S WHITE OR BLUE MEETING PROXY, YOU MAY ELECT AGAINST THE CALLING OF THE PROPOSED SPECIAL MEETINGS, AND YOU MAY REVOKE ANY PREVIOUSLY EXECUTED MEETING PROXY TO CALL THE PROPOSED SPECIAL MEETINGS, IF YOU SIGN, DATE AND DELIVER THE ENCLOSED GREEN REVOCATION CARD (TO REVOKE A WHITE MEETING PROXY) AND GOLD REVOCATION CARD (TO REVOKE A BLUE MEETING PROXY) USING THE PRE-PAID ENVELOPE PROVIDED.

If you have questions or need assistance completing or submitting the accompanying GREEN and GOLD Revocation Cards, please contact Depomed’s agent:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: (877) 800-5186

Banks & Brokers May Call Collect: (212) 750-5833

QUESTIONS AND ANSWERS ABOUT

THIS REVOCATION SOLICITATION STATEMENT

Why am I receiving this Revocation Solicitation Statement?

Horizon is soliciting Meeting Proxies from Depomed shareholders to demand the Proposed Special Meetings. At the Proposed Special Meetings, Horizon expects Depomed shareholders to consider and vote upon the proposals described under “Description of the Horizon Solicitation” (“Horizon’s Proposals”).

As further described below, you should sign, date and deliver the enclosed GREEN and GOLD Revocation Cards by mail in the event you desire to:

1.              Revoke any White or Blue Meeting Proxy that you may have delivered or caused to be delivered to request that a Proposed Special Meeting be called; or

2.              Communicate that you do not believe the Proposed Special Meetings are necessary or express your opposition to the Proposed Special Meetings, even if you have not already submitted a White or Blue Meeting Proxy.

Who is making this solicitation?

Depomed and the Depomed Board are making this solicitation.

What are you asking me to do?

The Depomed Board, after careful consideration and in consultation with its financial and legal advisors, has unanimously determined that the Horizon Solicitation is contrary to the best interests of the Company and its shareholders, and vigorously opposes the solicitation of Meeting Proxies by Horizon.

Accordingly, the Depomed Board recommends that you not sign any White or Blue Meeting Proxies sent to you by Horizon. Whether or not you have previously executed Horizon’s White or Blue Meeting Proxies, you may elect against the calling of the Proposed Special Meetings if you sign, date and deliver the enclosed GREEN Revocation Card, with respect to a revocation of a White Meeting Proxy, or GOLD Revocation Card, with respect to a revocation of a Blue Meeting Proxy, by mail (using the enclosed pre-paid envelope) to our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), at 501 Madison Avenue, 20th Floor, New York, NY 10022.

If I have already delivered a Meeting Proxy, is it too late for me to change my mind?

No. You have the right to revoke your Meeting Proxies by signing, dating and delivering a GREEN Revocation Card, with respect to a revocation of a White Meeting Proxy, or a GOLD Revocation Card, with respect to a revocation of a Blue Meeting Proxy, to our proxy solicitor, Innisfree, at 501 Madison Avenue, 20th Floor, New York, NY 10022.

What happens if I do nothing?

If you do not send in any White or Blue Meeting Proxies that Horizon may send you and you do not return the enclosed GREEN and GOLD Revocation Cards, you will effectively be voting AGAINST Horizon’s attempt to hold the Proposed Special Meetings.

Does the revocation have any effect on matters other than the Meeting Proxies?

No. We are seeking revocations only for the Meeting Proxies related to the calling of the Proposed Special Meetings.

Whom should I call if I have questions about the solicitation?

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: (877) 800-5186

Banks & Brokers May Call Collect: (212) 750-5833

DESCRIPTION OF THE HORIZON SOLICITATION

As set forth in the Horizon Solicitation and related materials filed with the SEC, Horizon is soliciting your Meeting Proxies to call two special meetings of the Company’s shareholders, at which it expects to present the following matters for a shareholder vote:

First Proposed Special Meeting

Proposal 1:

to remove from office, without cause, the seven members of the current Board, constituting the entire current Board, Peter D. Staple, Vicente Anido, Jr., Karen A. Dawes, Louis J. Lavigne, Jr., Samuel R. Saks, James A. Schoeneck and David B. Zenoff, as well as any person or persons elected or appointed to the Board without shareholder approval after Depomed’s 2015 Annual Meeting of Shareholders, and up to and including the date of the First Proposed Special Meeting, each such removal to become effective upon the election of each successor by the shareholders of the Company;

Proposal 2:

to repeal the amendments to Sections 2 and 5 of the Bylaws adopted and approved by the Board on July 12, 2015 to remove what Horizon believes are onerous requirements(1) imposed thereby on the process for calling a special meeting of shareholders and for submitting shareholder proposals;

Proposal 3:

to repeal any amendment or provision of the Bylaws adopted and approved by the Board that changes the Bylaws in any way from the version of the Bylaws adopted and approved by the Board on July 12, 2015 through the date of the First Proposed Special Meeting, and to amend the section of the Bylaws entitled “AMENDMENT OF BYLAWS” to eliminate the power of the Board to adopt, amend or repeal the Bylaws from the date of the First Proposed Special Meeting through 120 days following the First Proposed Special Meeting; and

Second Proposed Special Meeting

Proposal 4:

to elect the following seven individuals to serve as directors on the Board, contingent on Proposal 1 being passed: Robert M. Daines, Charles M. Fleischman, Elizabeth M. Greetham, Jack L. Kaye, Steven A. Lisi, Steven J. Shulman and Ralph H. Thurman (each, a “Horizon Nominee” and, collectively, the “Horizon Nominees”).

(1)                                 Depomed disagrees with Horizon’s characterization of such Bylaw requirements as “onerous.”

BACKGROUND OF THE HORIZON SOLICITATION

On January 15, 2015, Depomed entered into an Asset Purchase Agreement with Janssen Pharmaceuticals, Inc., pursuant to which Depomed agreed to acquire from Janssen and its affiliates the U.S. rights to the NUCYNTA franchise of pharmaceutical products for $1.05 billion in cash (the “NUCYNTA Acquisition”).

On January 23, 2015, a representative of Horizon’s business development department orally communicated to a member of Depomed’s business development department a preliminary interest on the part of Horizon to acquire CAMBIA (diclofenac potassium for oral solution (“CAMBIA”)), Depomed’s product for the treatment of acute migraine attacks in adults.  Horizon’s representative noted that Horizon had previously performed due diligence on the product in connection with Horizon’s failed bid to acquire the product.  After consultation with Depomed’s senior management, the Depomed representative informed the Horizon representative that Depomed was not interested in divesting CAMBIA at that time.

On February 6, 2015, Mr. James A. Schoeneck, President and Chief Executive Officer of Depomed, received a call from Mr. Robert F. Carey, Executive Vice President and Chief Business Officer of Horizon.  During the call, Mr. Carey reiterated Horizon’s interest in acquiring CAMBIA.  Mr. Schoeneck noted to Mr. Carey that CAMBIA was an important part of Depomed’s portfolio and that Depomed was not interested in divesting the product.

On March 11, 2015, Mr. Timothy P. Walbert, Chairman, President and Chief Executive Officer of Horizon, sent an email to Mr. Schoeneck requesting a call with Mr. Schoeneck.

On March 12, 2015, Depomed announced that it had entered into a definitive agreement with affiliates of Deerfield Management Company, L.P. and Pharmakon Advisors to borrow $575.0 million to fund, in part, the NUCYNTA Acquisition.

On March 18, 2015, Mr. Schoeneck called Mr. Walbert to follow up on Mr. Walbert’s request.  During the call, Mr. Walbert suggested to Mr. Schoeneck the possibility of exploring a business combination between Depomed and Horizon.  Among other things, Mr. Schoeneck noted to Mr. Walbert that Depomed was in the midst of completing the NUCYNTA Acquisition and that Mr. Walbert should call back following the closing of the NUCYNTA Acquisition.

On April 2, 2015, Depomed completed the NUCYNTA Acquisition.

On May 14, 2015, Mr. Walbert sent an email to Mr. Schoeneck requesting an in-person meeting with Mr. Schoeneck.

Between May 15, 2015 and May 19, 2015, Mr. Schoeneck and Mr. Walbert exchanged emails regarding the scheduling of a call between Mr. Schoeneck and Mr. Walbert, which on May 19, 2015 was scheduled for May 27, 2015.

On May 27, 2015, Mr. Schoeneck and Mr. Walbert had a telephone call.  During this call, Mr. Walbert delivered on behalf of Horizon a highly conditional proposal to acquire all of the outstanding Shares of Depomed for a per share consideration of $29.25 in an all-stock transaction (the “May 27 Proposal”).  Also during this call, Mr. Walbert admitted to Mr. Schoeneck that Depomed may think of Horizon’s offer as opportunistic.  The same day, Mr. Schoeneck received from Mr. Walbert a letter that confirmed in writing the proposal.  The letter dated May 27, 2015 from Mr. Walbert to Mr. Schoeneck did not include a proposed exchange ratio.

Also on May 27, 2015, Mr. Schoeneck spoke with Mr. Peter Staple, the Chairman of the Depomed Board, and informed him of Mr. Schoeneck’s conversation with Mr. Walbert and the receipt of the May 27 Proposal.  From May 28, 2015 through May 29, 2015, Mr. Schoeneck spoke with each other member of the Depomed Board to provide them with a similar update.

On June 1, 2015, Mr. Walbert sent an email to Mr. Schoeneck requesting an in-person meeting or call with Mr. Schoeneck to discuss the timing of Depomed’s response to the May 27 Proposal.  On the same day, Mr. Schoeneck sent an email to Mr. Walbert indicating that Depomed anticipated responding to the May 27 Proposal by the end of that week.

On June 5, 2015, the Depomed Board met with representatives of management and Baker Botts L.L.P. (“Baker Botts”), legal counsel to Depomed, to discuss the terms of the May 27 Proposal.  During this meeting, the Depomed Board carefully considered Depomed’s business, financial position and prospects, information regarding Horizon’s business, and the terms, timing and nature of Horizon’s unsolicited proposal.  Among other things, the Depomed Board expressed concerns that the May 27 Proposal may undervalue Depomed, and its concern about the value of Horizon’s common stock and the sustainability of Horizon’s business model and the durability of its assets.  The Depomed Board decided to continue its discussion regarding the May 27 Proposal with the assistance of financial advisors at a subsequent meeting on a date to be determined.

On June 6, 2015, Mr. Walbert sent an email to Mr. Schoeneck requesting an update.

On June 7, 2015, Mr. Schoeneck sent an email to Mr. Walbert indicating his availability for a call on June 8, 2015.

On June 8, 2015, Mr. Schoeneck called Mr. Walbert.  Among other things, Mr. Schoeneck communicated to Mr. Walbert that the Depomed Board had commenced its review of the May 27 Proposal, and had preliminarily noted concern that the offer was opportunistic and undervalued Depomed.  Mr. Schoeneck further noted that the Depomed Board would continue its review of the proposal at a meeting the following week.

On June 12, 2015, Mr. Schoeneck received another letter from Mr. Walbert, reiterating the May 27 Proposal.  The letter dated June 12, 2015 (the “June 12 Letter”) from Mr. Walbert to Mr. Schoeneck still did not include an exchange ratio.

On June 16, 2015, at an industry conference, a member of Horizon’s business development department, who was accompanied by two other Horizon representatives, revealed to a member of Depomed’s business development department that Horizon had made an offer to acquire Depomed.  The Horizon representative called the Depomed representative the following day and offered to send to the Depomed representative the two Horizon letters of May 27, 2015 and June 12, 2015.  The Depomed representative immediately informed Depomed’s senior management of the inquiry.

On June 18, 2015, Mr. Staple received a call from Dr. Jeff Himawan, a member of the Board of Directors of Horizon.  During the call, Mr. Staple indicated in response to inquiries from Dr. Himawan that the Depomed Board was aware of all communications from Horizon’s management to Depomed’s management, and that the Depomed Board was evaluating the May 27 Proposal. Dr. Himawan indicated Horizon was very interested in NUCYNTA, and noted Horizon’s stock was trading at an all-time high.

At a meeting of the Depomed Board on June 20, 2015, the Depomed Board carefully reviewed the terms of the unsolicited May 27 Proposal, as supplemented by the June 12 Letter (together, the “First Proposal”), with the assistance of representatives from Baker Botts, and Morgan Stanley & Co., LLC (“Morgan Stanley”), which had been retained as a financial advisor to Depomed.  After deliberate and thorough consideration, the Depomed Board unanimously concluded that Horizon’s unsolicited proposal was highly conditional, opportunistic and did not reflect the inherent value of Depomed in light of its standalone prospects, including the realization of the expected benefits from the NUCYNTA Acquisition.  The Depomed Board further concluded that Horizon’s unsolicited proposal was not in the best interests of Depomed and its shareholders.  Accordingly, the Depomed Board unanimously rejected the unsolicited proposal and determined that it was not in the best interests of Depomed and its shareholders to pursue the unsolicited proposal.  The Depomed Board directed that Mr. Schoeneck respond to Mr. Walbert’s letter with a private letter.

On June 23, 2015, the Depomed Board retained Leerink Partners LLC (“Leerink Partners”) as an additional financial advisor to Depomed.

On June 25, 2015, Mr. Schoeneck called Mr. Walbert.  During the call, Mr. Schoeneck communicated Depomed’s rejection of the First Proposal.  Mr. Schoeneck also indicated to Mr. Walbert that Depomed would send a letter later that day to Mr. Walbert outlining its rationale for rejecting the First Proposal. Mr. Schoeneck encouraged Mr. Walbert to call him if he had any questions about the contents of the letter. That same day, Mr. Schoeneck sent a letter to Mr. Walbert on behalf of the Depomed Board rejecting the First Proposal and explaining the basis of such rejection.

On June 28, 2015, Mr. Staple and Dr. Himawan exchanged email messages regarding Depomed’s rejection of the First Proposal. Mr. Staple suggested Horizon direct inquiries to Mr. Schoeneck.

Between June 25, 2015 and July 7, 2015, Mr. Walbert did not reach out to Mr. Schoeneck (other than a communication at approximately 4:00 a.m. California time on July 7 to indicate the First Proposal would be made public shortly thereafter).

On July 7, 2015, Horizon publicly announced its unsolicited First Proposal by means of a press release, which again failed to include an exchange ratio.

Also on July 7, 2015, the Depomed Board met with representatives of Depomed management, Morgan Stanley, Leerink Partners and Baker Botts to discuss the public announcement of Horizon’s unsolicited proposal.

On July 10, 2015, Dr. Vicente Anido, Jr., a member of the Depomed Board, received an email from Mr. Michael Grey, a director of Horizon, requesting a call to discuss the situation between Depomed and Horizon.  Dr. Anido sent an email to Mr. Grey and suggested that either Mr. Walbert should contact Mr. Schoeneck or that Horizon’s financial advisors should call Depomed’s financial advisors.

On July 10, 2015, a representative of Leerink Partners received a call from a representative of Citigroup Global Markets Inc. (“Citi”), financial advisor to Horizon.  The Citi representative indicated Horizon may be prepared to increase its offer by $3.00 per share if Depomed would agree to engage in discussions with Horizon.

On July 11, 2015, Depomed’s financial advisors spoke with Horizon’s financial advisors, and Horizon’s financial advisors indicated that Horizon would be willing to increase its proposed price to acquire Depomed by $3.00 per share in Horizon ordinary shares, contingent on Depomed engaging with Horizon toward a transaction. Depomed’s financial advisors stated that they would discuss the new price with Depomed and follow up at a later time.

On July 12, 2015, the Depomed Board met again with representatives of Depomed management, Morgan Stanley, Leerink Partners, Baker Botts and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), which had been retained as an additional legal counsel.  Among other things, a representative of Leerink Partners reported on the July 11, 2015 call with Citi, in which Citi indicated that Horizon may be prepared to increase its offer to $32.25 per share if Depomed would agree to engage in discussions with Horizon.  After extensive discussion, and in consultation with its financial and legal advisors, the Depomed Board concluded it was not in the best interests of the Company and its shareholders to engage in discussions with Horizon based on terms set forth in the First Proposal or on the new tentatively proposed terms.  Also at the meeting the Depomed Board unanimously approved the adoption of the Rights Agreement for the purpose of providing the Depomed Board with sufficient time to fully assess and respond to any proposals.  The Rights Agreement was not intended to prevent an acquisition of Depomed on terms that the Depomed Board considers favorable to, and in the best interests of, all Depomed shareholders.  The Rights Agreement is intended to help assure that all of the Company’s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive or coercive tactics to gain control of the Company without paying all shareholders a control premium.  The Depomed Board also adopted amendments to Depomed’s Bylaws in order to put in place a clear process by which shareholders can call a special meeting.  The amendments are intended to prevent shareholders from being subject to coercive tactics and to create a clear, transparent and orderly process for Depomed shareholders to exercise their rights to convene a special meeting, in a manner consistent with law while allowing the Depomed Board and all of Depomed’s shareholders to act on a fully informed basis.

On July 18, 2015, Mr. Staple spoke by phone with Dr. Himawan.  During the call, Mr. Staple indicated in response to inquiries from Dr. Himawan that the Depomed Board was aware of all communications from Horizon’s management and financial advisors to Depomed’s management and financial advisors (including the potential increase in price discussed by the parties’ financial advisors), and that the responses Horizon had received were the Depomed Board’s responses.  Mr. Staple indicated that Mr. Walbert had not sought to communicate with Mr. Schoeneck since Mr. Schoeneck called Mr. Walbert on June 25, 2015 to indicate that a letter responding to Horizon’s non-binding conditional offer was being sent to Mr. Walbert.

On July 20, 2015, Horizon pre-announced certain estimated financial results for the second quarter of 2015 and increased its full year 2015 adjusted EBITDA guidance range.  In its accompanying press release, Horizon indicated its July 7 Proposal would constitute a “tax-free exchange.”

On July 21, 2015, Horizon issued a press release announcing a purported revised, highly conditional, unsolicited and non-binding proposal to acquire all of the outstanding shares of Depomed in an all-stock transaction valued at $33.00 per share (the “July 21 Proposal”).  The July 21 Proposal did not include any reference to a “tax-free exchange.”  Again, no exchange ratio was specified.

Also on July 21, 2015, Dr. Anido received the following email from Mr. Grey encouraging Dr. Anido to facilitate a dialogue between Mr. Schoeneck and Mr. Walbert, and alleging Mr. Schoeneck was seeking to thwart a transaction with Horizon by paying a significant control premium for “any asset” at “any price”:

Vince

I wanted to reach out to you one more time to see if there is a way to facilitate the initiation of a dialogue between Jim and Tim.  As is clear from Tim’s letter to the Depomed board earlier today, the Horizon team stands ready to engage with Depomed management.  The word on the street is that rather than engaging with Horizon, Jim is seeking to buy any asset at any price with a significant change of control premium, providing the deal can be done quickly, in an attempt to thwart the proposed Horizon transaction.

We continue to believe that a Depomed/Horizon transaction is the best way to build value for both company’s shareholders and, again, would appreciate any help to facilitate a discussion between the two companies.

Thanks

Mike

On July 22, 2015, Mr. Staple received a text message from Dr. Himawan explaining why Mr. Walbert had not called or contacted Mr. Schoeneck.  The text message read as follows:

Last time we talked, we both mentioned that Tim should call or contact Jim directly. Tim wants to call Jim but our various transaction advisors and “deal braintrust” have advised against it. I do not agree with their conclusion and advice. But for now at least, we have decided to follow our advisors. I just wanted you to know this.  And I didn’t want to put this in an email. Text is safer I think as a form of secure communication.  Thus no call from Tim to Jim so far. I will keep trying.  If you get this text, please respond so I know that you got it.  Thanks. JH

On July 24, 2015, the Depomed Board met with representatives of Depomed management, Morgan Stanley, Leerink Partners, Gibson Dunn and Baker Botts to, among other things, consider the July 21 Proposal.  At the meeting the Depomed Board discussed the July 21 Proposal with its legal and financial advisors, and determined to continue the discussion at a subsequent meeting.

On July 29, 2015 the Depomed Board held a meeting to continue its consideration of the July 21 Proposal with its financial and legal advisors.  At the meeting the Depomed Board unanimously rejected the July 21 Proposal, concluding after a thorough review of the terms and conditions of the July 21 Proposal, conducted in consultation with its financial and legal advisors, that the July 21 Proposal was inadequate and not in the best interests of Depomed and its shareholders.  On July 29, Depomed issued a press release announcing the Depomed Board’s determination and Mr. Schoeneck also sent a letter to Mr. Walbert on behalf of the Depomed Board communicating such determination and the reasons therefor.

On July 30, 2015, Mr. Schoeneck and Mr. Walbert had a telephone discussion.  During such conversation Mr. Walbert mentioned that Horizon was prepared to increase its proposal and was willing to include up to 25% in cash.  Mr. Schoeneck agreed to respond to Mr. Walbert either directly or through Depomed’s financial advisors.

On July 31, 2015, representatives of Morgan Stanley and Leerink spoke with representatives of Horizon’s financial advisors at Citi and Jefferies.

Late on Friday evening July 31, 2015, Mr. Walbert sent Mr. Schoeneck an e-mail that read as follows:

Jim,

I wanted to follow up from our call yesterday. As I am sure you are aware, Citi and Jefferies spoke today with Morgan Stanley and Leerink. Unfortunately, Morgan and Leerink communicated they would not provide any feedback on value or terms. Rather, the instructions were no change from before our call, that is for Horizon to put forth a more compelling offer and Depomed may then consider it. Morgan and Leerink also appeared confused about the transaction being a merger of equals and not an acquisition with a premium of approximately 60 percent, as well as focusing the conversation first on the absolute value per share and then switching to an undisclosed threshold level of relative ownership that must be delivered to Depomed shareholders.

In the first instance, they indicated our offer was not compelling and that it was all about value. Then they said our $33.00 offer was the same value as our $29.25 offer. We must admit that was an interesting twist on math and value.

When our advisors pressed that our $33.00 offer was a 10 percent plus increase in the value to the $29.25 offer (assuming a fully diluted share count of 73 million), or an approximate $300 million increase in equity value, your advisors shifted their argument away from “value” and stated that it is actually the percentage ownership of Horizon which the Depomed shareholders would actually be receiving that is not compelling to the Depomed Board.

Jim, we have a difficult time following the logic here. As you know, relative contribution analysis is used when forming joint ventures or in the context of a merger of equals when there is little to no premium being conveyed.  However, that is simply not the case here. At $33.00 a share, we are offering your shareholders an approximate 60 percent premium to Depomed’s unaffected share price on July 6, 2015. Importantly, as was evidenced when we first made our offer public and 20 million of your shares traded that day alone, we would expect there to be ample liquidity for your shareholders to sell their shares on announcement should they choose to do so, thereby realizing the value of the deal that day.

Moreover, as you have seen in the marketplace, the share prices of acquiring companies have risen upon the announcement of reaching a deal. With a fixed exchange ratio, if that were to occur here, your shareholders would enjoy the benefit of our potential share price move for possibly even a higher value than the agreed to initial value. This was certainly the case when we announced our most recent deal with Hyperion, as our share price rose 18 percent on the day of public announcement.

Also as we discussed yesterday, at $33.00 a share, we would be willing to consider putting up to 25 percent of the consideration in cash. At our closing share price today of $36.85, your shareholders would receive approximately 22 percent of Horizon, pro forma for the acquisition, plus the cash consideration — hardly a no-premium merger of equals.

Jim, we just don’t see relative ownership as the correct analysis when we are offering a substantial premium, using cash for up to 25 percent of the consideration and providing your shareholders with the ability to sell into a liquidity event for those not wanting to own Horizon — not to mention that your shareholders would own approximately 22 percent of Horizon at close. You also seem to overlook the fact that we would be (a) repaying your $575 million in 10.75 percent high yield debt; (b) paying the approximately $100 million early payment fee associated with the high yield debt (subject to diligence); (c) by moving from 100% stock to up to 25% cash, would have to incur the cost of triggering the make whole fee of approximately $40 million on your $345 million in convertible debt; and (d) also by moving from 100% stock to up to 25% cash, required to upon closing repay or convert into Horizon equity your $345 million in convertible debt.

Frankly, we don’t know how your Board and advisors can even make an informed decision about relative value when we have not had the ability to diligence each others’ business plans. Are you basing your relative analysis on revenue, earnings or cash flow and over what period of time? We only see this line of reasoning as an attempt to justify your lack of willingness to engage. We think your shareholders should be given the opportunity to have a say as to whether they believe $33.00 a share is good value or not. We are also confident that your shareholders do not think $33.00 a share is the same as $29.25 a share because approximately 63 million of your shares or approximately 107 percent of your float has traded since we made our initial offer public.

I am writing you today to make absolutely sure the communication from Morgan and Leerink reflects the wishes of Depomed. Let me reiterate that we prefer a constructive negotiation and conclusion. Jim, it is not our preferred route, but we are prepared to take our proposal directly to your shareholders and challenge the decision making of the Depomed Board.

I need to receive feedback on what value and terms Depomed would be willing to engage as soon as possible. We are unwilling to continue to waste time.

Best regards,

Tim

Also on the evening of July 31, 2015, Dr. Himawan sent an almost identical email to Mr. Staple.

On August 2, 2015, Mr. Schoeneck responded to Mr. Walbert’s email to clarify certain mischaracterizations in Horizon’s July 31 correspondence.  Mr. Schoeneck’s email to Mr. Walbert read as follows:

Tim,

During our call on Thursday, you mentioned that you were prepared to increase the price and to include up to 25% in cash. I responded that I would get back to you either directly or through our advisors within a day. Our bankers spoke to yours on Friday and relayed our position.

Here is a recap from the bankers’ conversation. The comments in parentheses are mine:

•                  We understand that our CEOs talked, and that Horizon is flexible to both increasing the price and adding cash as a form of consideration, up to 25% cash (this was confirmed in an email from one of your Board Directors to our Board Chairman late Friday night).

•                  So far Horizon has not made any increase in its proposal; in fact, it has reduced the consideration in its proposal.

•                  Horizon has all the information it needs to make a compelling offer.... it has the information in Depomed’s recent earnings press release, as well as updated analyst reports (and our Form 10-Q which will be filed tomorrow).

•                  Depomed is focused on contribution to revenue, EBITDA and unlevered free cash flow.

•                  Depomed is focused on value, and a cash component of up to 25% would only be of interest if Horizon moves to a higher total valuation for Depomed.

•                  It is up to Horizon to make a compelling offer, which it has not done.

•                  Depomed’s management and Board are determined to do what is best for Depomed’s shareholders. They would do a transaction at a compelling value (this would be subject to traditional due diligence since the proposal involves HZNP stock). Otherwise Depomed is confident in the growth prospects for the company remaining independent.

Your bankers showed considerable frustration that our bankers would not tell them what it would take to get a deal done.  Our bankers made it clear that it was up to Horizon to make a compelling offer. Your bankers asked whether we would respond or react to an offer of $37 a share, where the Depomed shareholders would own approximately 30% of the new company.  Our bankers said that if a new offer were made, we would of course respond.

I strongly disagree with some the assertions in your letter.  The references to “premiums” are disingenuous and irrelevant, since they are based on an “unaffected price” at an opportunistic time that did not reflect our recent results, which were well beyond what the market was expecting, and the updated future growth prospects for our business. You and your bankers must know that the most important value metric is our contribution to the financial success and future growth of the proposed new company — Depomed’s shareholders are entitled to ownership in the new company commensurate with what Depomed is contributing and are also entitled to share in the synergies from the combination.

We have talked to our shareholders and the vast majority do not support your offer at this price level and proforma ownership percentage. It is unfortunate that Horizon has not been willing to make a compelling offer to date.  I note the last line of your email to me and of Jeff’s email to Peter: that you are unwilling to continue to waste time.  If that is the way you feel, making a clear and compelling offer is in your control. We will continue to do what is in the best interests of our shareholders.

Best regards, Jim

On August 3, 2015, Horizon filed a preliminary solicitation statement with respect to a solicitation by Horizon for proxies of Depomed’s shareholders in an effort to demand that a special meeting of Depomed’s shareholders be called to consider and vote upon a number of proposals, including (i) to remove all of the directors from the Depomed Board and (ii) to amend certain provisions of the Depomed Bylaws (the “Horizon Initial Special Meeting Solicitation”).  Also on August 3, 2015 Horizon submitted to Depomed a letter requesting a record date in connection with the Horizon Initial Special Meeting Solicitation.

Also on August 3, 2015, Mr. Walbert sent the following e-mail to Mr. Schoeneck:

Jim,

By now you will have seen the actions we have taken this morning. We feel you have left us no alternative but to begin the process of allowing your shareholders a direct say on our proposal.

As an aside, with regard to your e-mail last night, it is preposterous to think that we would have made another proposal on a call in which we were expecting you to finally engage and make a counter proposal. As we discussed Thursday, you said my statement of potentially adding increased value and a percentage in cash upon engagement was “helpful” — it was made under the assumption you engage in a dialog. I stated we need something to work with to make this constructive. You said you would talk to a few people and get back to me. Your advisors indicated you again decided not to discuss this and said they had no feedback.

Regarding the advisor discussion, in the context of trying to explain to your bankers their faulty logic of focusing on pro forma ownership as opposed to value, our advisors merely illustrated how that faulty logic results in ridiculous premiums. For example, our initial proposal in May of $29.25 would have resulted in approximately 27% ownership for Depomed shareholders in Horizon. As your bankers continued to stress pro forma ownership as opposed to value, our advisors merely pointed out that as our stock has performed based on fundamentals from the time of our initial proposal, to increase that percentage ownership from 27% to 30% would result in a nearly $37.00 per share based on our where our stock was trading at that time on Friday. That would be nearly an 85% premium to your unaffected stock price of $20.88 on May 26th. That was not a proposal.

We are not willing nor have we or our advisors ever suggested we would consider an offer of $37.00 per share for our proposed acquisition of Depomed and any inference that we have suggested this is inaccurate.

As I said in my note Friday, our proposal is an acquisition proposal with a substantial premium for your shareholders. The discussion of relative contribution is a red herring. This is a market leading high premium, acquisition proposal that is by any reasonable standard compelling. If you are indeed open to a compelling transaction as your email suggests, you should engage now.

We remain committed to our proposal of $33.00 per share.

Best regards,

Tim

On the morning of August 7, 2015, Mr. Schoeneck sent the following letter to Mr. Walbert:

August 7, 2015

Timothy P. Walbert

Chairman of the Board, President and Chief Executive Officer

Horizon Pharma plc

Connaught House, 1st Floor, 1 Burlington Road

Dublin 4, Ireland

Dear Tim,

In our conversation late last week, you stated that Horizon was prepared to increase its proposal and to include a cash component of up to 25%.  This was confirmed in an email late Friday night from one of your Board members to our Board Chairman.  Yet you still have not made a new proposal.  Instead, you have insisted that we need to first make a counter-offer.  It does not make any sense to engage with Horizon unless you make a sufficiently compelling and detailed proposal.

As we have previously told you, in order to be compelling, a proposal must reflect what Depomed would contribute to the combined company, as well as the value of synergies from the transaction.  Surely your bankers and internal staff have this information as confirmed by the reference from one of your bankers last week.

You continue to be wrongly focused on a “premium to unaffected price”, when you know that our so-called “unaffected price” did not take account of our recent strong results, the additional insights we provided about NUCYNTA and the confirmation this week that all Depomed products remain covered by the major PBMs. What matters is the intrinsic value of Depomed and the contribution Depomed would make to the combined company. The inclusion of 25% cash does not change this from being mostly a stock-for-stock transaction.

We are making available an investor presentation today which shows the continued period of accelerated growth we have experienced and Depomed’s promising outlook.  It also includes an equity contribution analysis which shows Depomed’s equity contribution to the combined company— for example, based on revenues in 2016 and 2017, Depomed’s equity contribution would be 33% and 35%, respectively.(1) The Depomed shareholders are entitled to an ownership interest that is commensurate with what Depomed would contribute to the combined company as well as a share of the synergies.

Your willingness to increase your proposal is an obvious recognition that the vast majority of our shareholders do not support what you have proposed. Our Board takes its fiduciary duties seriously and will always be open to any compelling proposal that creates value for its shareholders, but we are prepared and committed to take actions that we deem appropriate to protect our shareholders’ interests, even if it involves protracted litigation and a proxy fight.

Best regards, Jim

(1)  Based on median metrics from Bloomberg and Wall Street research reports available to Depomed published since each company revised its guidance (7/20/15 for Horizon and 7/29/15 for Depomed).

On August 7, 2015, Horizon hosted a live conference call and webcast to discuss Horizon’s second quarter 2015 financial results.  Following the conclusion of Horizon’s conference call, Horizon emailed a statement to Bloomberg News confirming that Horizon was prepared to raise its offer and to include a potential cash component.

On August 13, 2015, Mr. Walbert sent the Depomed Board a letter indicating that Horizon had set an exchange ratio of 0.95 Horizon shares for each Depomed share, and offered to include up to 25% in cash, subject to various conditions, including a reduction in the total consideration per share to $32.50 per share (the “August 13 Proposal”).

On August 18, 2015, Mr. Walbert, on an unsolicited basis, delivered to Mr. Schoeneck a proposed form of non-disclosure agreement that would permit Horizon, at any time after September 12, 2015, to publicly and unilaterally release any material non-public information provided by Depomed to Horizon under the agreement.

On August 19, 2015, the Depomed Board met with representatives of Depomed management, Morgan Stanley, Leerink Partners and Gibson Dunn to, among other things, consider Horizon’s August 13 Proposal.  At the meeting, representatives of Morgan Stanley and Leerink Partners reviewed various analyses of the financial terms of Horizon’s August 13 Proposal.  Representatives of Gibson Dunn reviewed with the Depomed Board their fiduciary duties and the terms of Horizon’s August 13 Proposal.  The Depomed Board unanimously rejected the August 13 Proposal, concluding after a thorough review of the terms and conditions of the August 13 Proposal, in consultation with its financial and legal advisors, that the August 13 Proposal was inadequate and not in the best interests of Depomed and its shareholders.  On August 19, Depomed issued a press release announcing the Depomed Board’s determination and Mr. Schoeneck also sent a letter to Mr. Walbert on behalf of the Depomed Board communicating such determination and the reasons therefor.

Also on August 19, 2015, Horizon announced its slate of nominees and delivered a record date request to Depomed relating to the election of the Horizon nominees.

On August 31, 2015, Depomed sent a letter to Mr. Walbert informing him that the Depomed Board had set a record date of October 29, 2015 to determine shareholders entitled to request a special meeting to vote on the three proposals submitted on August 3, 2015 (which did not include the election of new board members). The letter further indicated that Depomed continues to review Horizon’s August 19, 2015 request (related to the election of new directors), and would respond to it in due course.

On September 8, 2015, Horizon announced that it had commenced the Offer to Exchange by filing a Schedule TO and a registration statement on Form S-4 dated September 8, 2015.  Horizon also issued a press release regarding the commencement of the Offer.

On September 11, 2015, the Depomed Board met with representatives of Depomed management, Morgan Stanley, Leerink Partners and Gibson Dunn to, among other things, consider the Offer.  At the meeting, representatives of Morgan Stanley and Leerink Partners reviewed various analyses of the financial terms of the Offer.  Representatives of Gibson Dunn reviewed with the Depomed Board their fiduciary duties and the terms of the Offer.  The Depomed Board, after a thorough review of the terms and conditions of the Offer, concluded that the Offer was inadequate and not in the best interests of Depomed and its shareholders, and resolved to recommend that Depomed shareholders reject the Offer and not tender their Shares to Horizon pursuant to the Offer.

On September 14, 2015, Depomed filed this Revocation Solicitation Statement and a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Statement”) with the SEC and issued a press release regarding the Board’s conclusion and recommendation regarding the Offer.

REASONS FOR REJECTING THE UNSOLICITED OFFER

AND THE HORIZON SOLICITATION

The Depomed Board considered numerous factors in consultation with Depomed’s management and Depomed’s financial and legal advisors before reaching its conclusion on the Offer.  The reasons detailed below serve as the basis for the Depomed Board’s determination to recommend that Depomed shareholders reject the Offer.

1.        We believe the Offer is inadequate and substantially undervalues Depomed.

The value of the Offer on the last trading day before Horizon commenced it was $27.93.(2)

The value of the Offer was $27.93 per Share as of September 4, 2015, the last trading day prior to the commencement of Horizon’s Offer.  The value of the Offer was $27.54 per Share as of September 11, 2015, the last trading day prior to the filing of this Revocation Solicitation Statement and the Statement.  By way of reference, Depomed’s Common Stock traded as high as $28.16 per Share in April 2015, less than a month before Horizon submitted its initial unsolicited acquisition proposal.

Given that Horizon has set a fixed exchange ratio, the exchange ratio will not be adjusted based on the market price of Depomed Common Stock or Horizon Ordinary Shares.  The value of the Offer can and will change every day and there is neither (i) protection to Depomed shareholders against a precipitous drop in the price of Horizon Ordinary Shares nor (ii) benefit to Depomed shareholders from an increase in the price of Depomed Common Stock.

Moreover, Horizon may revise the terms of the Offer, including the exchange ratio, for any reason at its sole discretion.  For example, Horizon can reduce the exchange ratio if the price of Horizon Ordinary Shares increases at any time prior to the expiration of the Offer.

In our view Horizon opportunistically timed its unsolicited takeover proposal.

In April, Depomed publicly announced that we would re-launch our recently acquired NUCYNTA® franchise in June 2015.  In fact, in June, Depomed trained and deployed 275 sales specialists to sell NUCYNTA on behalf of the Company and resumed significant marketing and medical support for the brand.  We believe that Horizon timed its acquisition proposal to preempt our expected positive impact on NUCYNTA prescription demand and revenue.

Since July 6, 2015, the last trading day prior to the July 7 Proposal:

•                  Depomed announced record second quarter earnings results that exceeded analysts’ expectations, increased its cash and cash equivalents by $55 million over the first quarter of 2015, and raised its financial guidance for 2015.

•                  NUCYNTA ER prescriptions reached their highest level in almost three years for the week ended September 4, 2015.

•                  NUCYNTA ER prescription growth has accelerated, growing by 15.5% year-over-year on a four-week rolling basis for the period ended September 4, 2015 compared to 3.6% on the same basis immediately prior to Depomed’s re-launch of NUCYNTA ER in June (week ended June 5, 2015).

(2)         All references to the value of the Offer per share are equal to 0.95 multiplied by the last sale price of Horizon Ordinary Shares on the measurement date.

•                  Analysts have increased their projected annual revenue growth rate from the midpoint of 2015 guidance through 2018 for Depomed to 26% as of September 11, 2015, which is significantly higher than Horizon’s projected annual revenue growth rate of 17% from the midpoint of 2015 guidance through 2018 as of the same date.(3)

•                  We received confirmation that all of Depomed’s products will be covered by one or more of the major prescription benefit managers (“PBMs”) in the U.S. through 2016.

We believe the Offer does not appropriately reflect Depomed’s contribution to the pro forma enterprise.

Based on research analysts’ current median estimates, Depomed’s equity contribution based on revenue in 2016, 2017, and 2018 would imply ownership of 32%, 33%, and 34%, respectively, of the combined company on a pro forma basis, not giving effect to any significant price increases that we believe Horizon would implement, consistent with its historical practice, across Depomed’s products.(4),(5),(6),(7),(8)

However, the Offer contemplates that Depomed shareholders would own approximately 28.2% of the combined company, without taking into account the potential dilution resulting from the vesting of the additional 9,322,000 performance stock units granted by Horizon to its management in the second quarter of 2015.(9)

We note that in its Offer to Exchange, Horizon calculates the pro forma ownership of Depomed shareholders in the combined company at approximately 31.7%, instead of 28.2%.  We believe that the difference results from, among other things, the fact that Horizon’s calculation settles dilutive securities in an inconsistent manner: Horizon’s calculation settles Depomed’s convertible obligations via equity, while settling its own convertible obligations via cash.  If we applied what we believe to be Horizon’s inconsistent approach, Depomed’s revenue contribution in 2016, 2017, and 2018 would imply ownership of 35%, 37%, and 37%, respectively.(10)

(3)         Based on published median metrics from selected analysts since each company revised its guidance (7/20/2015 for Horizon and 7/29/15 for Depomed): Depomed 2018 estimated revenue of $668 million; Horizon 2018 estimated revenue of $1,070 million. The midpoint of 2015 revenue guidance for each of Depomed and Horizon is $330 million (product sales only) and $670 million respectively, as of September 11, 2015.

(4)         Equity ownership based on exchange ratio of 0.95 of an ordinary share of Horizon per Depomed share and Horizon current price per share of $28.99 as of September 11, 2015.

(5)         Based on published median metrics from selected analysts since each company revised its guidance (7/20/15 for Horizon and 7/29/15 for Depomed): Depomed 2016-2018 estimated annual revenue of $498 million, $589 million, and $668 million; Horizon 2016-2018 estimated annual revenue of $860 million, $963 million, and $1,070; million Depomed and Horizon net debt of $797 million and $618 million (reflects the fact that Horizon used $72 million of cash from its balance sheet to acquire Depomed shares that are to be valued to at $62 million based on the offer), respectively, assuming net share settlement of convertible debt.

(6)         Ownership percentage based on fully diluted shares outstanding using the Treasury Stock Method for options and net share settlement method for Depomed and Horizon’s outstanding convertible debt.

(7)         Ownership percentage for Depomed shareholders other than Horizon; assumes Depomed shares currently held by Horizon are retired.

(8)         Includes make-whole on Depomed’s outstanding convertible debt.

(9)         See footnotes 4, 6, 7 and 8.

(10)  See footnotes 5, 7 and 8.

We believe the Offer fails to appropriately compensate Depomed’s shareholders for the significant synergies that Horizon claims would be created by combining the companies.

Horizon claims that a combination of the companies could yield significant synergies.  However, we do not believe the Offer equitably reflects Depomed’s value based on its contribution to the pro forma enterprise on a stand-alone basis, let alone the value of the realization of potential operating synergies and tax savings.

•                  Even if Horizon were to retain Depomed’s salesforce, there are meaningful cost synergies in both the general and administrative infrastructure of Depomed.

•                  Horizon claims it may also accrue significant tax savings as part of any transaction.  Any reduction in Depomed’s effective tax rate would substantially increase Depomed’s contribution to Horizon.

As a result of these synergies, we would expect the pro forma ownership of the combined company by Depomed shareholders to be above the levels implied by the revenue contribution analysis described above.

2.        We believe Depomed has and will continue to deliver tremendous value to shareholders.

We strongly believe Depomed has a demonstrated track record of delivering shareholder value and a bright future as an independent company.

•                  Since January 1, 2012, Depomed’s share price has increased approximately 428%, as of September 11, 2015.  This compares to increases of 56% and 243%, respectively, in the S&P 500 and Nasdaq Biotechnology Index for the same period.  We believe our ability to outperform the broader market and the biotech sector is the result of the successful execution of our strategy.  In our view:

•                  Our financial performance is strong.

•                  At the midpoint of Depomed’s updated 2015 guidance, Depomed’s product sales will achieve a compounded annual growth rate of 129% since 2012.

•                  We reported $94.3 million net product sales in the second quarter of 2015, which is an all-time high, an increase of 234% compared to the second quarter of 2014 and 198% compared to the first quarter of 2015.

•                  Cash and marketable securities increased by $55 million in the second quarter of 2015 from the prior quarter.

•                  We have successfully executed our acquisition and commercialization strategy.

•                  In April 2015, we acquired the U.S. rights to the NUCYNTA franchise, which we believe has the potential to exceed $1 billion annual net sales.(11)  Net sales of NUCYNTA for the second quarter of 2015, our first quarter selling the products, were $56.7 million.  NUCYNTA and NUCYNTA ER are the only products approved by the Food and Drug Administration (the “FDA”) that contain tapentadol, the only new chemical entity approved in the Schedule II opioid drug class in the last 30 years.

•                  Since launching our proprietary Gralise® product in the fourth quarter of 2011, we have grown quarterly net sales of Gralise to $20.9 million, an increase of approximately 38% compared to the second quarter of 2014.  Gralise is the only FDA-approved once-daily formulation of gabapentin.

•                  In 2013, we acquired CAMBIA®, the only FDA-approved single-agent prescription non-steroidal anti-inflammatory drug for the treatment of acute migraine headaches.  Net sales of CAMBIA for the second quarter of 2015 were $6.8 million, an increase of approximately 38% compared to the second quarter of 2014.

•                  In 2013, we acquired Lazanda®, the only FDA-approved nasal spray indicated for the management of breakthrough cancer pain in its therapeutic class.  Net sales of Lazanda for the second quarter of 2015 were $3.9 million, an increase of 185% compared to the second quarter of 2014.

•                  In 2012, we acquired Zipsor®, the only FDA-approved formulation of diclofenac that uses ProSorb® dispersion technology, which reduces the time to the onset of pain relief.  Net sales of Zipsor for the second quarter of 2015 were $6.0 million and total net sales from acquisition through the second quarter of 2015 are over $65 million.

•                  We financed our commercial expansion and acquisitions with minimal equity dilution to our shareholders.

•                  We last sold shares of Common Stock in a $20.9 million equity financing completed in April 2007.  Since then, we have earned more than $500 million in payments in connection with our license and development transactions and intellectual property litigation (“Licensing Transactions”), including $240.5 million from the sale of our interests in royalty and milestone payments under our license agreements in the Type 2 diabetes therapeutic area to PDL BioPharma, Inc.

•                  We financed the launch of Gralise and the acquisitions of CAMBIA ($48.7 million), Lazanda ($4.0 million) and Zipsor ($25.9 million) with proceeds from the Licensing Transactions.

(11)  There can be no assurance that the anticipated results will be achieved,

•                  We financed the acquisition of NUCYNTA with cash on hand, $575 million in term debt borrowed from Deerfield Management and Pharmakon Advisors (the “Term Debt”), and $345 million in 2.5% notes convertible into Depomed Common Stock at a 37.5% premium to the price of the Depomed Common Stock before the note financing.

•                  We expect to execute further accretive transactions.

•                  We continue to actively pursue additional acquisitions, targeting products with lengthy exclusivity and future peak sales.

•                  The terms and conditions of the Term Debt allows Depomed the flexibility to, among other things, (i) acquire companies and products that would be financially accretive to Depomed on an EBITDA basis, (ii) prepay the Term Debt, (iii) issue additional, unsecured notes and (iv) make other important investments in our business.

The NUCYNTA franchise is, in our view, a transformational value driver for Depomed that will significantly increase Depomed’s EBITDA and cash flow in 2015 and beyond.

•                  The NUCYNTA franchise, our flagship products in the multi-billion dollar pain market, was officially re-launched by Depomed in mid-June 2015 with an expanded sales force of 275, plus full marketing and medical support.

•                  Depomed’s commercialization strategy for the NUCYNTA franchise is focused on (i) significantly increased promotion and marketing efforts, (ii) revamped product positioning and messaging, (iii) optimized pricing and access, and (iv) educating physicians on proper dosing and titration of the products.

We believe Depomed’s success defending and enforcing its intellectual property and product exclusivity rights is among the best in our industry and positions us to continue to deliver long-term value to shareholders.

•                  We expect lengthy periods of market exclusivity for our products:(12)

•                  NUCYNTA — Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) listed patents to December 2025 (NUCYNTA) and March 2029 (NUCYNTA ER).  The active pharmaceutical ingredient in NUCYNTA and NUCYNTA ER is tapentadol, a new chemical entity.  The latest to expire of the Orange Book listed patents covering the products expire in June 2025 and September 2028 for NUCYNTA and NUCYNTA ER, respectively.  We expect to receive an additional six-month pediatric extension of patent exclusivity for both NUCYNTA and NUCYNTA ER.

•                  Gralise — January 2024 based on Abbreviated New Drug Application (“ANDA”) settlements. In 2014, we won our patent infringement case against Actavis, Inc. (“Actavis”) related to Actavis’s ANDA for generic versions of Gralise.  In April 2015, we entered into a settlement agreement with Actavis relating to Actavis’s appeal of the ruling that permits Actavis to begin selling generic versions of Gralise no earlier than January 2024, less than two months before the expiration of the latest to expire of the Orange Book listed patents protecting Gralise.  Gralise also has orphan drug exclusivity for the management of PHN until January 2018 as a result of our victory in a lawsuit against the FDA announced in September 2014.

(12)  Exclusivity with respect to the specific drugs referenced below may not necessarily assure sustained or increased revenue growth given the risk associated with competition from generic and non-generic products with similar treatment profiles.

•                  CAMBIA — January 2023 based on ANDA settlements.  In connection with our CAMBIA acquisition, we assumed settlement agreements with CAMBIA ANDA filers providing that a generic version of CAMBIA may not be sold until January 2023.

•                  Zipsor — March 2022 based on ANDA settlement.  We have entered into a settlement agreement with Watson Laboratories Inc., the first Zipsor ANDA filer, providing that a generic version of Zipsor may not be sold until March 2022.

•                  Lazanda — Orange Book Listed patents to October 2024.  Lazanda is protected by Orange Book listed patents with expiration dates through October 2024.

•                  We may realize potential future cash flow from our ongoing offensive patent litigation against (i) Purdue Pharma L.P. (“Purdue”) for patent infringement relating to Purdue’s reformulated Oxycontin® and (ii) Endo Pharmaceuticals plc for patent infringement related to Endo’s reformulated Opana® ER.  In the Purdue matter, the United States Patent and Trademark Office (“USPTO”) Patent Trial and Appeal Board (“PTAB”) confirmed the patentability of all 25 claims subject to inter partes review (“IPR”) proceedings instituted by the PTAB following a petition for review by Purdue.  Following this victory in the IPR proceeding, Depomed intends to continue to pursue the patent infringement claims against Purdue.  A decision from the PTAB in the Endo matter is expected in September 2015.

We believe the Depomed Board is highly experienced with an excellent track record of delivering shareholder value.

•                  Each member of the Depomed Board has significant industry experience and an established track record of creating and delivering value to shareholders.

•                  The Depomed Board has substantial experience with and demonstrated success in (i) commercializing and growing product sales, (ii) negotiating and executing significant and transformative merger and acquisition transactions in our industry, and (iii) corporate governance matters.

The Depomed Board believes that Depomed’s experienced management team is critical to Depomed’s current and future performance.  The Depomed Board has a high degree of confidence in management’s continued ability to deliver shareholder value based on its highly successful execution of Depomed’s acquisition and commercialization strategy, as described above.

3.        We believe that important elements of Horizon’s business model and strategy (i) present significant risks and uncertainties for Depomed shareholders and (ii) inform the urgency of Horizon’s actions.

If successful, Horizon’s Offer means Depomed shareholders would acquire an interest in Horizon’s existing business, which we believe presents many significant risks and uncertainties for Depomed shareholders and the combined company when compared to Depomed as a standalone company.

We believe the frequency and magnitude of Horizon’s price increases are unsustainable.

•                  Horizon has implemented dramatic price increases across most of its product portfolio, including each of the products noted below.  While such price increases may provide a short-term boost in revenues, in our view, long-term prescription volume growth, revenues and profitability will suffer as these aggressive price increases may significantly undermine the long-term success of these or any other products.  Thus, we do not believe these pricing strategies are conducive to building a stable, sustainable company that will create and deliver long-term value for its shareholders.

Horizon Product	Date Acquired or Launched by Horizon	Unit/Tablet (WAC) Price on Acquisition or Launch (1)	Current Unit/Tablet (WAC) Price (1) (2)	Number of Price Increases	Aggregate Percentage Price Increase Since Acquisition/Launch	Approximate Current (WAC) Monthly Cost (3)
Rayos® (1mg and 2mg)	December 2012	$3.00	$49.92	6	1564%	$2,995 (1mg)
						$1,945 (2mg)
Vimovo®	November 2013	$1.91	$24.75	5	1196%	$1,410
Duexis®	December 2011	$1.55	$16.50	10	965%	$1,385
Rayos® (5mg)	December 2012	$7.00	$49.92	6	613%	$2,095
Pennsaid® 2%	October 2014	$2.16	$13.25	2	513%	$1,710
Actimmune®	September 2014	$3,986	$6,624	3	66%	$43,054	(4)

(1)         Unit/tablet (“WAC”) price is from Gold Standard (ProspectoRx.com) database.

(2)         As of September 8, 2015.

(3)         Average monthly cost is from daily average consumption data from Source Healthcare Analytics multiplied by 30 days multiplied by Current Unit/tablet (WAC) price as shown above.

(4)         Based on the label recommended dosage described in the Prescribing Information for Actimmune of 3 dosages per week multiplied by 4.25 weeks multiplied by current unit (WAC) per mL.

Due to Horizon’s dramatic price increases and what, in our view, is a lack of meaningful product differentiation, many of Horizon’s drugs have been removed from the largest PBM drug formularies within the last year and remain on the exclusion lists of the two largest PBMs through 2016.

•                  As noted in the table below, many of Horizon’s products have been removed from the drug formularies of the largest PBMs in the country, placing these products at a significant disadvantage in the marketplace.(13)  We believe these exclusions are largely driven by (i) the scale and number of price increases implemented by Horizon with respect to its products and (ii) the lack of meaningful product differentiation.

(13)  Horizon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 indicates Horizon is involved in a dispute with Express Scripts over approximately $70 million of rebates Express Scripts claims Horizon is required to pay Express Scripts.

Horizon Product	PBM (1) (2)	Exclusion Date	2016 Exclusion List Status
Rayos	CVS Health	January 1, 2014	On Exclusion List
Vimovo	CVS Health	January 1, 2015	On Exclusion List
	Express Scripts	January 1, 2015	On Exclusion List
Duexis	CVS Health	January 1, 2015	On Exclusion List
	Express Scripts	January 1, 2015	On Exclusion List
Pennsaid 2%	CVS Health	January 1, 2015	On Exclusion List

(1)         See Formulary Drug Removals, CVS Caremark, January 2016 and Formulary Drug Removals, CVS Caremark, January 2015.

(2)         See Preferred Drug List Exclusions, Express Scripts, January 2016.

•                  We believe that as Horizon continues to increase the prices of its products well beyond the prices of its competitors, the trend of Horizon products being excluded from drug formularies may accelerate, posing further risks to Horizon’s business and long-term prospects.

•                  In contrast to Horizon, we strongly believe that formulary access is an important element of a commercialization strategy that is designed to achieve long-term growth and success.  We believe that pharmaceutical companies that are able to differentiate brands and collaborate in controlling total insurer and beneficiary costs will have a competitive advantage as health insurers merge and consolidate their control and management over drug formularies and budgets.

•                  Unlike Horizon’s products, we believe that each of Depomed’s products (i) has strong drug formulary access to one or more of the major PBMs, (ii) demonstrate value to insurers as brands so as not to be excluded from coverage, while offering beneficiaries affordable co-pay access, and (iii) is priced in line with branded competitors.

We believe that Horizon’s Prescriptions Made Easy (“PME”) drug discount program has caused significant deterioration to Horizon’s realized net sales as a percentage of gross sales (“gross to net”).

Horizon’s formulary exclusions have resulted in millions of patients not having access to Horizon products through their health insurance plans.  Through its PME drug discount program, Horizon covers up to 100% of the cost of its products that are not covered by such plans.  Although Horizon believes that the continued expansion of its PME program will allow it to mitigate the impact of the formulary exclusions, as shown below, we believe that Horizon’s reliance on PME discounts to generate growth in prescription volumes has caused significant deterioration in Horizon’s gross to net for many of its products.  Moreover, PME is only available to patients with commercial insurance or who are uninsured, and is not available to federal health care program (such as Medicare and Medicaid) beneficiaries.

We believe that this strategy and business model is not sustainable over the long term.  As shown in the table below, Horizon’s net sales as a percent of gross sales in the most recent quarter ranged from 28% to 45%.

Horizon Product	Period	Realized Net Sales as a % of Gross Sales (1)	Sequential Quarterly Increase / (Decrease) in Gross to Net Realization	PME Utilization(1)	Sequential Quarterly Change in PME Utilization
Duexis	Q2 2015	28%	1%	71%	2%
	Q1 2015	27%		69%
Pennsaid 2%	Q2 2015	27%	(9)%	69%	18%
	Q1 2015	36%		51%
Rayos	Q2 2015	45%	(15)%	60%	24%
	Q1 2015	60%		36%
Vimovo	Q2 2015	30%	(5)%	61%	3%
	Q1 2015	35%		58%

(1)               As reported on (i) Horizon’s live conference call and webcast held on August 7, 2015 to discuss Horizon’s second quarter 2015 financial results and (ii) Horizon’s live conference call and webcast held on May 8, 2015 to discuss Horizon’s first quarter 2015 financial results.  Gross to net realization in this table is presented as net sales as a percentage of gross sales, which Horizon characterizes as its “gross to net.”

We have observed the recent decline in weekly prescriptions for Duexis, Vimovo and Pennsaid 2%.

•                  Weekly data generated by third parties shows a marked decline in prescription volume for Duexis, Vimovo and Pennsaid 2%.  While we recognize that third party data can be unreliable, we further note that Horizon frequently reports IMS Health data trends in its quarterly earnings calls, presumably because such trends represent a tool for measuring the performance of its business.

We believe Horizon’s urgency in launching the Offer evidences Horizon’s concerns with the sustainability of its business model and long-term growth prospects, which in turn contrasts significantly with what we believe to be the sustainable business that Depomed has and is continuing to build.

Further, we believe that while Horizon’s business model is based on price increases that may have short-term benefits, Depomed’s business model has been, and will continue to be, focused on acquiring and commercializing products in a manner that creates both near-term and long-term growth and value for Depomed shareholders.

We believe Horizon faces significant risks with respect to its intellectual property.

•                  We believe that Horizon faces significant intellectual property risks with respect to its portfolio, including multiple ANDA lawsuits and IPRs.

•                  Vimovo is the subject of ANDA challenges from four generic manufacturers.  The related litigation has been ongoing since April 2011.  On July 9, 2015, Dr. Reddy’s Laboratories (“DRL”) filed a summary judgment motion for non-infringement of one of the patents listed in the Orange Book for Vimovo.  There have also been eight separate IPR petitions filed (in February 2015, May 2015, June 2015 and August 2015) against six of the patents listed in the Orange Book for Vimovo, two of which were filed by DRL.  The PTAB generally decides whether to institute a trial with respect to an IPR petition within six months of the filing of the petition.

•                  Pennsaid 2% is the subject of ANDA challenges from four generic manufacturers.  The Hatch-Waxman Stay (the “H-W Stay”) expires in August 2017 (based on Horizon’s receipt of a Paragraph IV Notice (a “P-IV Notice”) in February 2014).

•                  Ravicti® is the subject of an ANDA challenge from Par Pharmaceutical Inc (“Par”).  The H-W Stay expires in September 2016 (based on the receipt of a P-IV Notice in March 2014).  In April 2015, Par filed IPR petitions against two of the patents listed in the Orange Book for Ravicti.

•                  Rayos is the subject of an ANDA challenge from Watson Laboratories - Florida.  The H-W Stay expires in January 2016 (based on the receipt of a P-IV Notice in July 2013).  The pretrial conference was held on September 10, 2015.

•                  Horizon has filed a Notice of Opposition against a third party’s European Patent (EP 2611457 B1) covering compositions and methods for treating Friedreich’s Ataxia with interferon gamma (e.g., Actimmune).  There is a corresponding US Patent (No. 8,815,230, titled “Methods for Treating Friedreich’s Ataxia with Interferon Gamma”), which was issued on August 26, 2014.

•                  In contrast to the risks Horizon faces with respect to its intellectual property, Depomed (i) prevailed in its ANDA litigation relating to Gralise, (ii) has ANDA settlements with respect to Zipsor and CAMBIA and (iii) is not currently facing an ANDA challenge with respect to Lazanda.  The sole products on which Depomed faces ANDA challenges are NUCYNTA and NUCYNTA ER.  We are confident in our prospects of prevailing in these matters because the active ingredient in NUCYNTA and NUCYNTA ER is a new chemical entity and we believe patents covering new chemical entities are particularly difficult for ANDA challengers to invalidate.

We believe Horizon’s business model leads to significant volatility in the price of Horizon stock.

•                  In our view the risks created by Horizon’s business model creates significant volatility in the price of Horizon stock.  By way of example, during the three-month period ended September 11, 2015, Horizon’s closing stock price has ranged between $27.37 and $38.45.

Based on the factors noted above, the Depomed Board believes Horizon has an urgent need to mitigate the significant risks posed by its business model as noted above.  However, we firmly believe that Depomed’s continued strong performance as well as near and long-term prospects strongly suggest that the urgency of the Offer primarily benefits Horizon, not Depomed shareholders.

4.        We believe that Horizon is improperly using Depomed’s highly confidential information.

As described in “Litigation”, on August 3, 2015, Depomed filed a complaint against Horizon in the Superior Court of the State of California for the County of Santa Clara alleging Horizon’s acquisition proposal is predicated on Horizon’s improper use of our highly confidential and proprietary information related to the NUCYNTA franchise that Horizon acquired in connection with its failed attempt to acquire the products.

We believe Horizon’s access to this information provides Horizon with unique insight into the value of the NUCYNTA franchise, including the strength of the patents covering the products as well as the commercial prospects for the NUCYNTA franchise.  We believe that based on this information, Horizon quickly moved to acquire Depomed before we had the opportunity to (i) re-launch the franchise and (ii) announce our record financial results for the second quarter of 2015, our first quarter selling NUCYNTA and NUCYNTA ER.

We believe Horizon’s actions and use of our confidential information are detrimental to the interests of Depomed shareholders and prevent Depomed shareholders from realizing the full value of the NUCYNTA franchise.

5.        The quantity and nature of the Offer’s conditions create significant uncertainty and risk.

The Offer is subject to a litany of conditions.  The Depomed Board believes that the numerous conditions set forth in the Offer create significant uncertainty and risk as to whether the Offer can be completed and the timing for completion.

6.        Horizon has discretion to extend the Offer indefinitely.

Horizon has stated that it may, in Horizon’s sole discretion, subject to any applicable rules and regulations of the SEC, extend the Offer from time to time for any reason.  Depomed shareholders have no assurance that they will ever receive consideration for shares tendered in a timely fashion.  Horizon has given itself broad discretion to disrupt Depomed’s business indefinitely without any assurance as to when it may provide value to Depomed shareholders, even the inadequate value that we believe Horizon has offered.

***

In light of the factors described above, the Depomed Board has unanimously determined that the Offer is not in the best interests of Depomed’s shareholders.  Therefore, the Depomed Board unanimously recommends that Depomed’s shareholders reject the Offer and not tender their shares to Horizon for purchase pursuant to the Offer.

The foregoing discussion of the material factors considered by the Depomed Board is not intended to be exhaustive.  In view of the variety of factors considered in connection with its evaluation of the Offer, the Depomed Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors summarized above in reaching its recommendation.  In addition, individual members of the Depomed Board may have assigned different weights to different factors.  After weighing all of these considerations, the Depomed Board unanimously rejected the terms of the Offer and recommended that holders of the Shares not tender their Shares pursuant to the Offer.

ADDITIONAL REASONS FOR REJECTING HORIZON’S SOLICITATION TO CALL THE PROPOSED SPECIAL MEETINGS

We believe that the calling and holding of any Proposed Special Meeting is premature and unnecessary.

We believe that the calling and holding of the Proposed Special Meetings will have significant and adverse consequences for the Company as outlined below. Accordingly, we recommend that you carefully consider whether to support the Horizon Solicitation in light of the potential risks and costs to the Company discussed below. If, after careful consideration, you do not wish to support the calling of the Proposed Special Meetings, do NOT sign any White or Blue Meeting Proxy sent to you.

Whether or not you have previously executed a White or Blue Meeting Proxy, you may sign, date and deliver the enclosed GREEN and GOLD Revocation Cards as soon as possible to communicate that you do not believe the Proposed Special Meetings are necessary or to express your opposition to the Proposed Special Meetings.

Shareholders should take into account the following considerations when deciding whether to support the Horizon Solicitation:

There are certain significant risks and costs associated with calling and holding multiple special meetings of which shareholders should be aware before making the decision of whether to execute and return a White or Blue Meeting Proxy in connection with the Horizon Solicitation.

•                  The calling and holding of any Proposed Special Meeting, and the related solicitation activities, risk diverting significant time and resources at a time when it is critical that the Depomed Board and management be fully focused on operations and executing the Company’s strategies. Rather than hold multiple special meetings, the Depomed Board and management strongly believe that the more prudent course of action is for Depomed to focus on extending its track record of substantial growth that the Depomed Board and management are confident will create significantly more value for shareholders than Horizon’s Offer.

•                  Successive solicitations would also require Depomed to incur additional financial costs, including with respect to third-party advisory fees, printing, mailing and solicitation expenses and other costs.

Shareholders should carefully consider whether the Proposed Special Meetings are in the best interests of the Company and its shareholders. We strongly believe that a special meeting is no substitute for ongoing, direct, two-way communication between us and our shareholders. Your prompt delivery of the enclosed GREEN and GOLD Revocation Cards will allow the Depomed Board and management to return their focus to creating the most value for our shareholders.

IF YOU ARE NOT CONVINCED THAT THE PROPOSED SPECIAL MEETINGS ARE THE APPROPRIATE PATH OR YOU BELIEVE THE PROPOSED SPECIAL MEETINGS ARE UNNECESSARY AND WISH TO OPPOSE THE CALLING OF THE PROPOSED SPECIAL MEETINGS, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED GREEN AND GOLD REVOCATION CARDS USING THE PRE-PAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU HAVE SIGNED THE WHITE OR BLUE MEETING PROXIES FROM HORIZON.

THE SPECIAL MEETING REQUEST PROCEDURE

Voting Securities

As of September 10, 2015, there were 60,367,385 shares of the Company’s Common Stock outstanding. The Company has only one class of common stock.   Each share of the Company’s Common Stock outstanding as of the Request Record Dates will be entitled to one vote per share at the applicable Proposed Special Meeting.

Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of Common Stock is through a broker, bank, financial institution or other nominee holder, who wish to revoke a previously executed White or Blue Meeting Proxy should either sign, date and mail the enclosed form of GREEN and GOLD Revocation Cards provided by your bank, broker firm, dealer, trust company or other nominee, or contact the person responsible for your account and direct him or her to execute the enclosed GREEN and GOLD Revocation Cards on your behalf. If your bank, broker firm, dealer, trust company or other nominee provides for revocation instructions to be delivered to it by telephone or internet, you may obtain such instructions from the person responsible for your account.

Additionally, even if you have not already submitted a White or Blue Meeting Proxy, you may elect to execute and submit the GREEN and GOLD Revocation Cards to communicate that you do not believe the Proposed Special Meetings are necessary or to express your opposition to the Proposed Special Meetings.

Effectiveness of Meeting Proxies

Pursuant to our Bylaws, any shareholder seeking to request a special meeting must first request that the Depomed Board fix a Request Record Date to determine the shareholders entitled to request a special meeting by sending written notice to the Secretary of the Company (the “Record Date Request Notice”) by registered mail.  Horizon’s August 3 Letter purports to be a valid Record Date Request Notice with respect to the First Proposed Special Meeting.  Horizon also claims that its August 19 Letter is a valid Record Date Request Notice with respect to the Second Proposed Special Meeting. Upon receiving a Record Date Request Notice, the Depomed Board may set a Request Record Date, which shall not precede, and shall not be more than sixty (60) days after the close of business on, the date on which the resolution fixing the Request Record Date is adopted by the Depomed Board.  In accordance with our Bylaws, the Depomed Board has set October 29, 2015, as the First Request Record Date.  Although the Depomed Board has chosen to set a record date to determine shareholders entitled to request the First Proposed Special Meeting, the setting of such record date is not an admission that the August 3 Letter satisfies the requirements of our Bylaws for submission of a valid Record Date Request Notice thereunder.  As of the date of this preliminary solicitation statement, Depomed is continuing to review with its advisors the August 19 Letter, and the Depomed Board has not yet set a Request Record Date with respect to the Second Proposed Special Meeting.

As provided in our Bylaws, in order for a shareholder to request a special meeting, one or more written requests for a special meeting signed by shareholders as of the Request Record Date entitled to cast not less than the Special Meeting Percentage of the votes at the special meeting must be delivered to the Chairman of the Board, the Chief Executive Officer, a President, a Vice President or the Secretary of the Company (each a “Designated Officer”).

The Special Meeting Request shall set forth the purpose of the meeting and the matters proposed to be acted on at the meeting and the other information required under our Bylaws, and the Request must be received by a Designated Officer by registered mail or personal delivery within thirty (30) days after the applicable Request Record Date; the record date for such special meeting shall be fixed by the Depomed Board as provided in our Bylaws.

Within five (5) business days after receiving a Special Meeting Request, the Depomed Board shall determine whether such shareholder has satisfied the requirements for calling a special meeting of shareholders, and notify the requesting shareholder of its finding.

We reserve our rights to require full compliance with the provisions set forth in our Bylaws and applicable law, with respect to any special meeting sought to be called by Horizon or any other shareholders, including the enforcement of the procedures and requirements for calling a special meeting set forth under Section 2 of our Bylaws.

Further, the filing or distribution of this Revocation Solicitation Statement is not intended as and should not be taken as an admission by the Company of the validity of the Horizon Solicitation.

Effect of GREEN and GOLD Revocation Cards

Shareholders may revoke any previously signed White Meeting Proxy by signing, dating and returning to us a GREEN Revocation Card.  Shareholders may revoke any previously signed Blue Meeting Proxy by signing, dating and returning to us a GOLD Revocation Card.  A White or Blue Meeting Proxy may also be revoked by delivery of a written revocation of your White or Blue Meeting Proxy to Horizon. Shareholders are urged, however, to return all request revocations in the envelope provided to Innisfree. We request that if you instead deliver a revocation to Horizon, a copy of the revocation also be returned in the postage-paid envelope provided so that we will be aware of all revocations and so that the inspector of requests can accurately account for all revocations.

Unless you specify otherwise, by signing and delivering the GREEN and GOLD Revocation Cards, you will be deemed to have revoked any previously delivered White and Blue Meeting Proxy, respectively.

Any GREEN Revocation Card may itself be revoked by marking, signing, dating and delivering a written revocation of your GREEN Revocation Card to the Company, or to Horizon, or by delivering to Horizon a subsequently dated White Meeting Proxy that Horizon sent to you.  Any GOLD Revocation Card may itself be revoked by marking, signing, dating and delivering a written revocation of your GOLD Revocation Card to the Company, or to Horizon, or by delivering to Horizon a subsequently dated Blue Meeting Proxy that Horizon sent to you.

The revocation of any previously delivered White or Blue Meeting Proxy or GREEN or GOLD Revocation Card should be signed and have a date subsequent to the previously delivered Meeting Proxy or Revocation Card. The revocation is not required to state the number of shares held unless you wish to revoke your Meeting Proxy with respect to less than all shares as to which you previously requested a Proposed Special Meeting, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have delivered a Meeting Proxy, the revocation should identify the relevant account for which the Meeting Proxy is being revoked.

We have retained Innisfree to assist in communicating with shareholders in connection with the Horizon Solicitation and to assist in obtaining GREEN and GOLD Revocation Cards as appropriate. If you have any questions about how to complete or submit your GREEN and GOLD Revocation Cards or any other questions, Innisfree will be pleased to assist you. Please contact Innisfree toll-free at (877) 800-5186 (for shareholders) or collect at (212) 750-5833 (for banks and brokers).

If any shares that you owned on an applicable record date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to revoke authorization for the shares held in your name. Accordingly, you should either sign, date and mail the enclosed form of GREEN and GOLD Revocation Cards provided by your bank, broker firm, dealer, trust company or other nominee, or contact the person responsible for your account and direct him or her to execute the enclosed GREEN and GOLD Revocation Cards on your behalf. If your bank, broker firm, dealer, trust company or other nominee provides for revocation instructions to be delivered to it by telephone or internet, you may obtain such instructions from the person responsible for your account.

YOU HAVE THE RIGHT TO REVOKE ANY MEETING PROXY YOU MAY HAVE PREVIOUSLY GIVEN TO HORIZON. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE PRE-PAID ENVELOPE PROVIDED THE GREEN AND GOLD REVOCATION CARDS ACCOMPANYING THIS REVOCATION SOLICITATION STATEMENT, RESPECTIVELY.

Results of Solicitation

We anticipate retaining an inspector of requests in connection with the Horizon Solicitation. We intend to notify shareholders as to whether the requisite Meeting Proxies have been received for calling any Proposed Special Meeting promptly following the inspector’s review and certification of such Meeting Proxies.

LITIGATION

On August 3, 2015, Depomed filed a complaint against Horizon in the Superior Court of the State of California for the County of Santa Clara.  The complaint alleges that Horizon’s acquisition proposal is predicated on the improper and unlawful use of highly confidential and proprietary information related to NUCYNTA.  The case is currently pending and has not yet been adjudicated.  Depomed alleges that both Horizon and Depomed sought to purchase the U.S. rights to NUCYNTA from Janssen and that both companies signed nondisclosure agreements and, subject to the terms of those agreements, were given access to confidential information about NUCYNTA for the purpose of investigating a potential business partnership with Janssen or acquisition of NUCYNTA from Janssen.  Depomed prevailed as the winning bidder for NUCYNTA. Depomed alleges that Horizon used confidential information relating to NUCYNTA in connection with its acquisition proposal for Depomed in violation of Horizon’s obligations under the terms of Horizon’s confidentiality agreement.   Depomed seeks, among other relief, an injunction to prevent Horizon from continuing its alleged improper and unlawful use of Depomed’s confidential information.

Also on August 3, 2015, Horizon filed a lawsuit in the same court naming as defendants Depomed and the members of the Depomed Board.  The lawsuit alleges that the adoption by the Depomed Board of the Rights Agreement and Sections 2(b), 2(c), 2(d), and 5(d) of our Bylaws violates the California Corporations Code, constitutes ultra vires acts and breaches the fiduciary duties of the members of the Depomed Board.

On September 8, 2015, the Court held a hearing on: (i) Horizon’s motion for an expedited preliminary injunction hearing on September 25, 2015 to enjoin enforcement of the Rights Agreement and Depomed’s Bylaws; and (ii) Depomed’s motion for expedited discovery and a hearing on its request for a preliminary injunction regarding Depomed’s claim that Horizon is unlawfully using information relating to NUCYNTA in connection with its takeover efforts.  The Court denied Horizon’s motion and set a hearing date on November 5, 2015, for consideration of both Horizon’s and Depomed’s motions for a preliminary injunction.

APPRAISAL RIGHTS

Our shareholders do not have appraisal rights under California law in connection with the Horizon Solicitation or this Revocation Solicitation Statement.

SOLICITATION OF REVOCATIONS

The cost of this solicitation of revocations will be borne by the Company. We have retained Innisfree as proxy solicitors to assist in this solicitation. The total amount currently estimated to be spent in connection with the Revocation Solicitation Statement, excluding any litigation costs, is approximately $[•] of which approximately $[•] has been spent to date. In addition to the use of mail, revocation requests may be solicited by our directors, certain officers and employees of the Company by facsimile, telephone, email and other electronic channels of communications, in person discussions and by advertisements. Innisfree will also assist our communications with our shareholders with respect to the Revocation Solicitation Statement and such other advisory services as may be requested from time to time by us. Innisfree has advised the Company that approximately 30 of its employees will be involved in the solicitation of consent revocations on behalf of the Company. In addition, Innisfree M&A Incorporated and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Revocation Solicitation Statement materials to, and obtaining instructions relating to such materials from, beneficial owners of our Common Stock.

BOARD OF DIRECTORS

The following is a summary of the qualifications of each of the members of the Depomed Board, effective as of [•], 2015:

Name of Director	Age	Principal Occupation	Director Since
Peter D. Staple(3)	63	Chief Executive Officer, Corium International, Inc.	2003
Vicente Anido, Jr., Ph.D.(1)	62	Chief Executive Officer, Aerie Pharmaceuticals, Inc.	2013
Karen A. Dawes(1)(2)	63	President, Knowledgeable Decisions, LLC	2008
Louis J. Lavigne, Jr.(1)	66	Managing Director, Lavrite, LLC	2013
Samuel R. Saks, M.D.(2)(3)	60	Pharmaceutical Consultant	2012
James A. Schoeneck	57	President and Chief Executive Officer, Depomed, Inc.	2007
David B. Zenoff, D.B.A.(2)(3)	77	President, David B. Zenoff Associates, Inc.	2007

(1)              Current member of the Audit Committee

(2)              Current member of the Compensation Committee

(3)              Current member of the Nominating and Corporate Governance Committee

Peter D. Staple has served as a director of Depomed since November 2003. Since March 2008, Mr. Staple has served as Chief Executive Officer and director of Corium International, Inc., a privately held biopharmaceutical company. From 2002 to March 2008 he served as director, and from 2002 to November 2007 as Chief Executive Officer of BioSeek, Inc., a privately held drug-discovery company. From 1994 to 2002, Mr. Staple was a member of the senior executive team at ALZA Corporation, where he was most recently Executive Vice President, Chief Administrative Officer and General Counsel. Prior to joining ALZA, Mr. Staple held the position of Vice President, Associate General Counsel for biopharmaceutical company Chiron Corporation. Mr. Staple previously served as Vice President, Associate General Counsel for Cetus Corporation, a biotechnology company. Mr. Staple received a J.D. degree from Stanford Law School and a B.A. degree from Stanford University

Vicente Anido, Jr., Ph.D. has served as a director of the Company since February 2013. Dr. Anido is currently the Chairman and Chief Executive Officer of Aerie Pharmaceuticals, Inc., a publicly-held development stage company focused on ophthalmology. Dr. Anido is the former President, Chief Executive Officer and director of Ista Pharmaceuticals, Inc., which was acquired in 2012 by Bausch + Lomb Incorporated. Prior to joining Ista Pharmaceuticals, Dr. Anido served as general partner of Windamere Venture Partners from 2000 to 2001. From 1996 to 1999, Dr. Anido served as President and Chief Executive Officer of CombiChem, Inc., a drug discovery company. From 1993 to 1996, Dr. Anido served as President of the Americas Region of Allergan, Inc., where he was responsible for Allergan’s commercial operations for North and South America. Prior to joining Allergan, Dr. Anido spent 17 years at Marion Laboratories and Marion Merrell Dow, Inc., including as Vice President, Business Management of Marion’s U.S. Prescription Products Division. The Depomed Board considered Dr. Anido’s experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Depomed Board: Commercial Strategy; Commercial Operations; Strategic Transactions; Business Planning; Pharmaceutical Product Launch; and Board experience. In the past five years, Dr. Anido has served as a member of the boards of directors of QLT Inc., Aerie Pharmaceuticals, Apria Healthcare, Inc., Ista Pharmaceuticals and NICOX, S.A. Dr. Anido currently serves as a member of the board of directors of The West Virginia University Foundation and of BIOCOM, a life sciences industry association. Dr. Anido holds B.S. and M.S. degrees from West Virginia University and a Ph.D. from the University of Missouri, Kansas City.

Karen A. Dawes has served as a director of the Company since April 2008. Since 2003, Ms. Dawes has served as President of Knowledgeable Decisions, LLC, a pharmaceutical consulting firm she founded. Between 1999 and 2003, Ms. Dawes served as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group. Prior to joining Bayer, she served as Senior Vice President, Global Strategic Marketing for Wyeth, formerly known as American Home Products, where she held responsibility for worldwide strategic marketing. She also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in 1997. Ms. Dawes began her pharmaceutical industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of positions in Marketing, serving most recently as Vice President, Marketing of the Pratt Division. The Depomed Board considered Ms. Dawes’ experience and expertise within the following areas relevant to the Company and its business in concluding that she should serve on the Depomed Board: Marketing; Commercial Operations; Product Development; Commercial Strategy; Business Planning; Pharmaceutical Product Launch; Board Chair experience; and Compensation Committee experience. Ms. Dawes currently serves as a director of Repligen Corporation and several private companies. Ms. Dawes holds a M.B.A. from Harvard University and B.A. and M.A. degrees from Simmons College.

Louis J. Lavigne, Jr. has served as a director of the Company since July 2013. Since 2005, Mr. Lavigne has served as Managing Director of Lavrite, LLC, a management consulting firm specializing in the areas of corporate finance, accounting, growth strategy and management. Prior to these consulting activities Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc., a publicly-held biotechnology company, from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983 and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to Vice President and assumed the position of Chief Financial Officer in September 1988. Mr. Lavigne was named Senior Vice President in 1994 and was promoted to Executive Vice President in 1997. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company. The Depomed Board considered Mr. Lavigne’s experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Depomed Board: Corporate Finance; Commercial Strategy; Commercial Operations; Strategic Transactions; Business Planning; and Board experience. Mr. Lavigne serves on the board of Accuray Incorporated, a publicly-held radiation oncology company, and Zynga, Inc., a publicly-held electronic game company. Mr. Lavigne also serves on the boards of DocuSign, Inc., a privately-held digital transaction management company, Novocure Limited, a privately-held oncology company, and Rodan & Fields, LLC, a privately-held skincare company. Mr. Lavigne is a board member and Chairman of the UCSF Benioff Children’s Hospital Oakland, the UCSF Benioff Children’s Hospitals and UCSF Benioff Children’s Hospitals Foundation. Mr. Lavigne is also a Trustee of Babson College. Mr. Lavigne holds a B.A. from Babson College and a M.B.A. from Temple University.

Samuel R. Saks, M.D. has served as a director of the Company since October 2012. From October 2013 to May 2015, Dr. Saks served as Chief Development Officer at Auspex Pharmaceuticals, Inc., a publicly-held biopharmaceutical company focused on the treatment of orphan diseases. Dr. Saks also served as a director of Auspex Pharmaceuticals from September 2009 to May 2015. From April 2011 until February 2012, Dr. Saks served as interim Chief Medical Officer of Threshold Pharmaceuticals, Inc. From 2003 to 2009, Dr. Saks served as CEO of Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company he co-founded. Prior to joining Jazz Pharmaceuticals, Dr. Saks held a number of positions at ALZA Corporation, which was acquired by Johnson & Johnson in 2001. From 2001 to 2003, he was Company Group Chairman of ALZA and served as a member of Johnson & Johnson’s Pharmaceutical Group Operating Committee. From 1992 to 2001, he held various executive positions at ALZA, including Senior Vice President, Medical Affairs and Group Vice President, where he was responsible for clinical and commercial activities. He has also held clinical research positions in oncology at Schering-Plough Corporation, XOMA Corporation and Genentech, Inc. From 1985 to 2000, Dr. Saks was Assistant Clinical Professor of Medicine in the oncology division of the Department of Medicine at the University of California, San Francisco. The Depomed Board considered Dr. Saks’ experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Depomed Board: Commercial Strategy; Clinical Operations; Commercial Operations; Product Development; Business Planning; Pharmaceutical Product Launch; and Board experience. Dr. Saks also currently serves as a director of TONIX Pharmaceuticals, Inc. a publicly-held pharmaceutical company, and several private companies. Dr. Saks holds B.S. and M.D. degrees from the University of Illinois.

James A. Schoeneck joined the Company as President and Chief Executive Officer in April 2011 and has served as a director of the Company since December 2007. From 2005 until he joined the Company, Mr. Schoeneck was Chief Executive Officer of BrainCells Inc., a privately-held biopharmaceutical company. Prior to joining BrainCells, he served as Chief Executive Officer of ActivX BioSciences, Inc., a development stage biotechnology company. Mr. Schoeneck’s pharmaceutical experience also includes three years as President and Chief Executive Officer of Prometheus Laboratories Inc. Prior to joining Prometheus, Mr. Schoeneck spent three years at Centocor, Inc., where he led the development of Centocor’s commercial capabilities. His group launched Remicade®, which has become one of the world’s largest pharmaceutical products. Earlier in his career, he spent 13 years at Rhone-Poulenc Rorer, Inc. (now Sanofi) serving in various sales and marketing positions of increasing responsibility. The Depomed Board considered Mr. Schoeneck’s experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Depomed Board: Corporate Strategy; Corporate Management; Commercial Strategy; Pharmaceutical Product Launch; Strategic Transactions; and Corporate Leadership. Mr. Schoeneck currently serves as a director of FibroGen, Inc., a publicly-held biotechnology company. Mr. Schoeneck holds a B.S. degree in education from Jacksonville State University.

David B. Zenoff, D.B.A. has served as a director of the Company since March 2007. Since 1973, Dr. Zenoff has been the President of David B. Zenoff and Associates, Inc., a strategy and management consulting firm. Among his more than 90 clients, several have been in the biopharmaceutical industry, including Roche Holding Ltd., GlaxoSmithKline plc, EDM Serono, Inc., Chiron Corporation, Italfarmaco S.p.A. and Repligen Corporation. Dr. Zenoff has been on the full-time and part-time faculties of various universities, including Stanford University Graduate School of Business, Columbia Graduate School of Business, and IMD in Lausanne, Switzerland. The Depomed Board considered Dr. Zenoff’s experience and expertise within the following areas relevant to the Company and its business in concluding that he should serve on the Depomed Board: Corporate Strategy; Pharmaceutical Marketing Strategy; Organization Development; Management Practices; Board Processes and Governance; Strategic Transactions; and Corporate Leadership. Dr. Zenoff was a member of the board of directors of Williams-Sonoma for six years and currently serves as a director of ExamWorks Group, Inc. Dr. Zenoff holds a B.A. from Stanford University and M.B.A. and D.B.A. degree from Harvard University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table in Annex A sets forth the beneficial ownership of our Common Stock as of September 10, 2015 (unless specified otherwise) for each person or group that holds more than 5% of our Common Stock, and as of September 10, 2015 for each of our current directors and named executive officers and for our current directors and executive officers as a group. No person who has been a director or executive officer of the Company at any time since January 1, 2014 has any substantial interest, direct or indirect, by security holdings or otherwise, in the outcome of this solicitation, except as set forth in Annex A.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 7999 Gateway Blvd., Suite 300, Newark, California 94560.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A single Revocation Solicitation Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Revocation Solicitation Statement, please notify your broker and direct your request to Innisfree, at 501 Madison Avenue, 20th Floor, New York, NY 10022. Shareholders who currently receive multiple copies of the Revocation Solicitation Statement at their address and would like to request “householding” of their communications should contact their broker.

SHAREHOLDER PROPOSALS

The Company’s Bylaws, as amended, provide that advance notice of a shareholder’s proposal must be delivered to the Secretary of the Company at the Company’s principal executive offices not earlier than one hundred and fifty (150) days, and not later than one hundred and twenty (120) days, prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. However, our Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than thirty (30) days after the anniversary of the previous year’s annual meeting, this advance notice must be received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Each shareholder’s notice must comply with the requirements of Section 5 of the Bylaws of the Company.

A copy of the full text of the provisions of the Company’s Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Company’s Investor Relations Department upon written request.

Under the rules of the SEC, shareholders who wish to submit proposals for inclusion in the Proxy Statement for the 2016 Annual Meeting of Shareholders must submit such proposals so as to be received by the Company at 7999 Gateway Blvd., Suite 300, Newark, California 94560, on or before December 9, 2015. In addition, if the Company is not notified by December 9, 2015 of a proposal to be brought before the 2016 Annual Meeting by a shareholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements related to the consent solicitation that are not historical facts contained in this Revocation Solicitation Statement are forward-looking statements that involve risks and uncertainties including, but not limited to, expectations regarding Depomed’s anticipated growth and the ability to create shareholder value, and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans, objectives or expectations will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the investor relations section of Depomed’s website at http://www.depomed.com.  Copies may also be obtained by contacting Depomed’s Investor Relations by mail at 7999 Gateway Blvd., Suite 300, Newark, CA 94560 or by telephone at 510-744-8000. The information provided on our website is not part of this Revocation Solicitation Statement, and therefore is not incorporated by reference.

If you have any questions or need any assistance in revoking a White or Blue Meeting Proxy you may have given to Horizon, please contact our agent:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: (877) 800-5186

Banks & Brokers May Call Collect: (212) 750-5833

Annex A

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth information as of September 10, 2015 (or earlier date for information based on third party filings with the SEC) regarding the ownership of our Common Stock by (a) each director, (b) each named executive officer and (c) all current directors and executive officers as a group.

Name of Beneficial Owner(1)	Aggregate Number of Shares of Common Stock(2)	Number Subject to Convertible Securities Exercisable Within 60 Days	Percentage of Common Stock (%)(2)
James A. Schoeneck(3)	1,118,366	835,039	1.85%
Thadd M. Vargas	341,645	202,302	*
August J. Moretti	287,294	263,967	*
Matthew M. Gosling	287,567	253,921	*
Peter D. Staple	212,305	152,305	*
David B. Zenoff, D.B.A.	176,901	157,305	*
Karen A. Dawes	150,305	142,305	*
Samuel R. Saks, M.D.	63,138	63,138	*
Vicente Anido, Jr., Ph.D.	59,805	59,805	*
Srinivas G. Rao, M.D.	50,978	50,261	*
R. Scott Shively	48,490	48,490	*
Louis J. Lavigne, Jr.	35,638	35,638	*
All current directors & executive officers as a group (12 persons)	2,832,432	2,264,476	4.69%

*	Beneficially owns less than 1% of the outstanding Common Stock.
(1)	Except as otherwise indicated, the address of each beneficial owner listed in the table is Depomed, Inc., 7999 Gateway Blvd., Suite 300, Newark, California 94560.
(2)

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days. Percentage ownership is based on 60,367,385 shares of the Company’s common stock outstanding as of September 10, 2015. Shares of common stock subject to stock options and restricted stock units vesting on or before November 9, 2015 (within 60 days of September 10, 2015) are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of other persons. Except as otherwise noted, each person has sole voting and investment power with respect to the shares shown. Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge.

(3)	Includes 283,327 shares of common stock held in Mr. Schoeneck’s family trust and over which Mr. Schoeneck has shared voting power and shared dispositive power.

Shareholders Holding 5% or More

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock(1)		Number Subject to Convertible Securities Exercisable Within 60 Days		Percentage of Common Stock (%)(1)
BlackRock, Inc.(2)	6,643,880	(3)	—		11.01%
RIMA Senvest Management, LLC(4)	4,647,961	(5)	259,926	(5)	7.70%
The Vanguard Group(6)	3,920,281	(7)	—		6.49%
Invesco Ltd.(8)	3,571,101	(9)	—		5.92%
State Street Corporation(10)	3,070,951	(11)	—		5.09%

(1)

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days. Percentage ownership is based on 60,367,385 shares of the Company’s common stock outstanding as of September 10, 2015. Shares of common stock subject to stock options and restricted stock units vesting on or before November 9, 2015 (within 60 days of September 10, 2015) are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of other persons. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown. Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge.

(2)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.
(3)

Includes (i) 6,520,836 shares of common stock as to which BlackRock, Inc. has sole voting power and (ii) 6,643,880 shares of common stock as to which BlackRock, Inc. has sole dispositive power. This information was obtained from the Schedule 13G filed on January 9, 2015 with the SEC by BlackRock, Inc.

(4)	The address of RIMA Senvest Management, LLC is 540 Madison Avenue, 32nd Floor, New York, New York 10022.
(5)

Includes (i) 4,647,961 shares of common stock (of which 259,926 shares of common stock are issuable upon the conversion of the Company’s 2.5% Convertible Senior Notes Due 2021 (the “Convertible Notes”)) as to which Richard Mashaal has shared voting and shared dispositive power and (ii) 3,163,828 shares of common stock (of which 157,515 shares of common stock are issuable upon the conversion of the Convertible Notes) as to which RIMA Senvest Management, LLC has shared voting and shared dispositive power. The address of Richard Mashaal is c/o RIMA Senvest Management, LLC is 540 Madison Avenue, 32nd Floor, New York, New York 10022. This information was obtained from the Schedule 13G/A filed on February 17, 2015 with the SEC by RIMA Senvest Management, LLC and Richard Mashaal.

(6)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)

Includes (i) 81,855 shares of common stock as to which The Vanguard Group has voting power, (ii) 3,841,826 shares of common stock as to which The Vanguard Group has sole dispositive power and (iii) 78,455 shares of common stock as to which The Vanguard Group has shared dispositive power. This information was obtained from the Schedule 13G filed on February 10, 2015 with the SEC by The Vanguard Group.

(8)	The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia 30309.
(9)

Includes (i) 3,547,301 shares of common stock as to which Invesco Ltd. has sole voting power and (ii) 3,571,101 shares of common stock as to which Invesco Ltd. has sole dispositive power. This information was obtained from the Schedule 13G filed on February 11, 2015 with the SEC by Invesco Ltd.

(10)	The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.
(11)

Includes 3,070,951 shares of common stock as to which State Street Corporation has shared voting power and shared dispositive power. This information was obtained from the Schedule 13G filed on February 12, 2015 with the SEC by State Street Corporation.

Annex B

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS REVOCATION SOLICITATION STATEMENT

Under applicable SEC regulations, each member of our Board and certain of its executive officers and other employees may be deemed “participants” in the solicitation of proxies in connection with this Revocation Solicitation Statement. The following sets forth the name and principal occupation or employment of the participants of the Company. Unless otherwise indicated, the principal business address of each such person is Depomed, Inc., 7999 Gateway Blvd., Suite 300, Newark, California 94560.

Name of Director	Age	Principal Occupation
Peter D. Staple	63	Chief Executive Officer, Corium International, Inc. (1)
Vicente Anido, Jr., Ph.D.	62	Chief Executive Officer, Aerie Pharmaceuticals, Inc. (2)
Karen A. Dawes	63	President, Knowledgeable Decisions, LLC (3)
Louis J. Lavigne, Jr.	66	Managing Director, Lavrite, LLC (4)
Samuel R. Saks, M.D.	60	Pharmaceutical Consultant
James A. Schoeneck	57	President and Chief Executive Officer, Depomed, Inc.
David B. Zenoff, D.B.A.	77	President, David B. Zenoff Associates, Inc. (5)
August J. Moretti	64	Chief Financial Officer and Senior Vice President, Depomed, Inc.
Matthew M. Gosling	44	Senior Vice President and General Counsel, Depomed, Inc.
Srinivas G. Rao, M.D.	46	Senior Vice President and Chief Medical Officer, Depomed, Inc.
R. Scott Shively	58	Senior Vice President and Chief Commercial Officer, Depomed, Inc.
Thadd M. Vargas	49	Senior Vice President, Business Development, Depomed, Inc.

(1)	The principal address of Corium International, Inc. is 235 Constitution Drive Menlo Park, California 94025.
(2)	The principal address of Aerie Pharmaceuticals, Inc. is 2030 Main Street, Suite 1500, Irvine, California 92614.
(3)	The principal address of Knowledgeable Decisions, LLC is 138 Vintage Isle Lane, Palm Beach Gardens, FL 33418.
(4)	The principal address of Lavrite, LLC is 1158 Upper Happy Valley Road, Lafayette, CA 94549.
(5)	The principal address of David B. Zenoff Associates, Inc. is 650 Divisadero St, San Francisco, CA 94123.

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of Common Stock held by our participants is set forth under “Security Ownership of Certain Beneficial Owners and Management” in Annex A to this Revocation Solicitation Statement.

Other Information Regarding Participants

As of September 10, 2015, our directors and executive officers collectively beneficially own 2,832,432 shares of Common Stock, representing approximately 4.69% of the outstanding shares of Common Stock. None of our directors or executive officers intend to deliver any Meeting Proxy with respect to any of their shares of Common Stock.

Except as described in this Revocation Solicitation Statement (including the related annexes), to the best of the Company’s knowledge, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of its subsidiaries; (ii) owns any securities of the Company of record but not beneficially; (iii) has purchased or sold any of such securities within the past two years; or (iv) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Except as disclosed in this Revocation Solicitation Statement (including the related annexes), to the best of the Company’s knowledge, none of the participants’ associates beneficially owns, directly or indirectly, any of the Company’s securities. Other than as disclosed in this Revocation Solicitation Statement (including the related annexes), to the best of the Company’s knowledge, neither the Company nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Revocation Solicitation Statement.

Other than as set forth in this Revocation Solicitation Statement (including the related annexes), to the best of the Company’s knowledge, none of the Company, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

There are no material legal proceedings in which any of the directors or executive officers of the Company or any of their affiliates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such directors or executive officers have a material interest adverse to the Company or any of its subsidiaries.

Certain Relationships and Related Transactions

The Audit Committee of the Depomed Board is responsible for monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving related party transactions. Except as set forth below, during fiscal year 2014 the Company did not engage, and does not currently propose to engage, in any transaction or series of transactions in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors or executive officers, any holder of more than 5% of any class of the Company’s voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, nor was any director or executive officer or any of their family members indebted to the Company in any amount in excess of $120,000 at any time.

Management Continuity Agreements

In May 2014, the Depomed Board approved a form of Management Continuity Agreement to be entered into with each of the Company’s executive officers.  In June 2014, the Company subsequently entered into definitive Management Continuity Agreements with each such officer, which agreements replace and supersede the Management Continuity Agreements previously entered into by the Company and its executive officers.

The Management Continuity Agreement provides, among other things, that in the event an executive officer is subject to an involuntary termination within 12 months following a change of control, the executive officer is entitled to receive: (i) 100% acceleration of such officer’s unvested Company equity awards; (ii) severance payments for a period of 24 months (if the officer is the chief executive officer) or 12 months (if the officer is not the chief executive officer) equal to the base salary which the officer was receiving immediately prior to the change of control; (iii) a lump sum payment equal to two times (if such officer is the chief executive officer) or equal to (if the officer is not the chief executive officer) such officer’s annual bonus target for the Company’s fiscal year in which the termination occurs, and (iv) continuation of payment by the Company of the full cost of the health insurance benefits provided to such officers immediately prior to the change of control through the earlier of the end of the severance period or until such officer is no longer eligible for such benefits under applicable law.

In addition, the Management Continuity Agreements provides, among other things, that in the event the executive officer is subject to an involuntary termination (other than in connection with a change of control as described above), the executive officer will receive: (i) acceleration of 12 months’ of such officer’s unvested Company equity awards if the officer is the chief executive officer; and (ii) severance payments for a period of 18 months (if the officer is the chief executive officer) or 12 months (if the officer is a senior vice president), equal to the base salary which the officer was receiving immediately prior to the change of control; and (iii) continuation of payment by the Company of the full cost of the health insurance benefits provided to such officers immediately prior to the change of control through the earlier of the end of the severance period or until such officer is no longer eligible for such benefits under applicable law.

The provisions of the Management Continuity Agreement relating to the benefits Mr. Schoeneck is entitled to receive upon an involuntary termination of his employment other than in connection with a change in control of the Company replace and supersede the related provisions of the Employment Agreement entered into between Mr. Schoeneck and the Company in April 2011.

The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable pursuant to Section 4999 of the Internal Revenue Code. Instead, the executive officer shall receive the greater of (i) the full severance benefits less any taxes, including excise taxes or (ii) the amount of severance benefits that would result in no excise tax having to be paid. These benefits are contingent upon the executive officer’s release of any claims against the Company.

The following table sets forth potential payments to the Company’s named executive officers employed as of December 31, 2014 under the Management Continuity Agreement that would have been made had an involuntary termination within 12 months following a change of control occurred as of December 31, 2014.

Potential Payments—Involuntary Termination Following a Change of Control

Name	Severance Payments ($)		Bonus Payments ($)		Health Insurance Benefit ($)		Option and Stock Award Vesting Acceleration ($)(1)
James A. Schoeneck	1,250,000	(2)	1,050,000	(3)	42,506	(4)	5,010,382
August J. Moretti	376,620	(5)	163,265	(6)	19,828	(7)	1,595,386
Matthew M. Gosling	399,463	(5)	188,407	(6)	28,208	(7)	1,529,019
Thadd M. Vargas	341,038	(5)	137,089	(6)	20,436	(7)	1,424,345
Srinivas G. Rao, M.D.	375,000	(5)	150,000	(6)	18,289	(7)	642,000

(1)	Accelerated equity value as if the involuntary termination occurred on December 31, 2014.
(2)	The amount reported represents total severance payments over 24 months.
(3)	The amount reported equals two times such officer’s annual bonus target for the Company’s fiscal year in which the termination occurs.
(4)	The amount reported represents total health and dental insurance premiums to be paid on behalf of the named executive officer for 24 months.
(5)	The amount reported represents total severance payments over 12 months.
(6)	The amount reported equals such officer’s annual bonus target for the Company’s fiscal year in which the termination occurs.
(7)	The amount reported represents health and dental insurance premiums to be paid on behalf of the named executive officer for 12 months.

Potential Payments—Involuntary Termination

Name	Severance Payments ($)		Health Insurance Benefit ($)		Option and Stock Award Vesting Acceleration ($)(1)
James A. Schoeneck	937,500	(2)	31,879	(3)	2,501,236
August J. Moretti	376,620	(4)	19,828	(5)	—
Matthew M. Gosling	399,463	(4)	28,208	(5)	—
Thadd M. Vargas	341,038	(4)	20,436	(5)	—
Srinivas G. Rao, M.D.	375,000	(4)	18,289	(5)	—

(1)	Accelerated equity value as if the involuntary termination occurred on December 31, 2014.
(2)	The amount reported represents total severance payments over 18 months.
(3)	The amount reported represents total health and dental insurance premiums to be paid on behalf of the named executive officer for 18 months.
(4)	The amount reported represents total severance payments over 12 months.
(5)	The amount reported represents total health and dental insurance premiums to be paid on behalf of the named executive officer for 12 months.

Srinivas G. Rao, M.D., Ph.D. Offer Letter

On July 15, 2014, the Company entered into a letter agreement (the “Rao Offer Letter”) with Srinivas G. Rao, M.D., Ph.D. pursuant to which Dr. Rao agreed to serve as the Senior Vice President and Chief Medical Officer, effective July 16, 2014. Upon the commencement of Dr. Rao’s employment, the Company entered into its standard form of management continuity agreement with Dr. Rao.

The Rao Offer Letter provided for Dr. Rao to receive an annual base salary of $375,000 and an annual target cash bonus of 40% of his base salary, which was prorated for 2014 based on the number of full months he is employed by the Company. Dr. Rao received a one-time sign-on bonus of $40,000 (the “Rao Sign-On Bonus”) paid in two equal installments of $20,000. The first installment was paid once Dr. Rao completed 60 days of employment with the Company and the second installment was paid once Dr. Rao completed 120 days of employment with the Company. If Dr. Rao voluntarily terminates his employment with the Company prior to the first anniversary of his first day of employment, he will be required to repay the full amount of the Rao Sign-On Bonus to the Company within 10 days after his termination date.

As contemplated by the Rao Offer Letter, the Compensation Committee approved the grant to Dr. Rao, upon the commencement of his employment with the Company, of an option under the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”) to purchase 150,000 shares of the Company’s Common Stock. The option will vest and become exercisable with respect to one-quarter of the underlying shares on the date that is 12 months after the date of grant, and in 36 equal monthly installments thereafter, such that the option will be fully vested and exercisable on the fourth anniversary of the date of grant.

Richard Scott Shively Offer Letter

On July 31, 2014, the Company entered into a letter agreement (the “Shively Offer Letter”) with Richard Scott Shively pursuant to which Mr. Shively agreed to serve as Senior Vice President and Chief Commercial Officer, effective September 2, 2014. Upon the commencement of Mr. Shively’s employment, the Company entered into its standard form of management continuity agreement with Mr. Shively.

The Shively Offer Letter provided for Mr. Shively to receive an annual base salary of $375,000 and an annual target cash bonus of 40% of his base salary, which was prorated for 2014 based on the number of full months he was employed by the Company in 2014. Mr. Shively received a one-time sign-on bonus of $25,000 (the “Shively Sign-On Bonus”) that was paid once Mr. Shively completed 90 days of employment with the Company. If Mr. Shively voluntarily terminates his employment with the Company prior to the first anniversary of his first day of employment, he will be required to repay the full amount of the Shively Sign-On Bonus to the Company within 10 days of his termination date. Mr. Shively is also entitled to receive up to $75,000 in relocation expense reimbursement, including any gross-up of relocation expenses that is included in Mr. Shively’s taxable income. If Mr. Shively voluntarily terminates his employment with the Company for any reason within 24 months following his first day of employment, he will be required to repay the Company the full amount of any reimbursements.

As contemplated by the Shively Offer Letter, the Compensation Committee approved the grant to Mr. Shively, upon the commencement of his employment with the Company, of an option under the 2014 Plan to purchase 150,000 shares of the Company’s Common Stock. The option will vest and become exercisable with respect to one-quarter of the underlying shares on the date that is 12 months after the date of grant, and in 36 equal monthly installments thereafter, such that the option will be fully vested and exercisable on the fourth anniversary of the date of grant.

Additional Information

We have omitted certain additional information previously disclosed in Depomed’s Definitive Proxy Statement on Schedule 14A, dated as of April 7, 2015, and filed with the SEC on April 6, 2015, related to the 2015 Annual Meeting of Depomed Stockholders, including disclosure under Item 7 of Schedule 14A (directors and executive officers) and Item 8 of Schedule 14A (compensation of directors and executive officers).  Such information is incorporated by reference in this Revocation Solicitation Statement.

Annex C

RECENT TRANSACTION HISTORY FOR PARTICIPANTS IN THIS REVOCATION SOLICITATION STATEMENT

On September 3, 2014, the Company sold $300.0 million in 2.50% convertible senior notes due 2021.

The following is a list of all purchases and sales of Common Stock made during the last two years by persons who may be deemed participants in our solicitation of proxies. These transactions do not include matching contributions to the 401(k) retirement plan or executive deferred compensation plan, any amounts withheld in satisfaction of tax obligations upon the vesting of equity awards, the grant or vesting of restricted stock or stock options granted under the Company’s incentive award plans, or the surrender of shares for the payment of taxes, gifts or transfers to related entities that do not constitute a disposition of beneficial ownership:

Name	Date of Transaction	Nature of Transaction	Number of Shares	Price per Share
Matthew M. Gosling	December 2, 2014	Sale	8,819	$15.853
Matthew M. Gosling	November 19, 2014	Sale	71,000	15.357
Matthew M. Gosling	March 14, 2014	Sale	21,875	14.735
Matthew M. Gosling	December 2, 2013	Sale	5,692	8.4041
August J. Moretti	December 2, 2014	Sale	5,339	15.853
August J. Moretti	December 2, 2013	Sale	2,821	8.4043
James A. Schoeneck	December 2, 2014	Sale	36,727	15.853
James A. Schoeneck	March 14, 2014	Sale	17,000	14.5367
James A. Schoeneck	December 2, 2013	Sale	17,192	8.4024
Michael Sweeney M.D.	December 2, 2013	Sale	4,270	8.4023
Thadd M. Vargas	June 12, 2015	Sale	5,000	20.700
Thadd M. Vargas	December 2, 2014	Sale	8,247	15.853
Thadd M. Vargas	March 14, 2014	Sale	63,869	14.6896
Thadd M. Vargas	December 2, 2013	Sale	5,296	8.404

C-1

***PRELIMINARY SOLICITATION STATEMENT — SUBJECT TO COMPLETION***

GREEN REVOCATION CARD

REVOCATION OF MEETING PROXIES

THIS REVOCATION OF MEETING PROXIES IS SOLICITED ON BEHALF OF DEPOMED, INC. IN OPPOSITION TO THE SOLICITATION OF REQUESTS BY HORIZON PHARMA PLC AND ITS AFFILIATES TO CALL A SPECIAL MEETING OF SHAREHOLDERS OF DEPOMED, INC.

The undersigned person acting with regard to all shares of Common Stock of Depomed, Inc., no par value, entitled to vote and owned beneficially and/or of record by the undersigned, hereby acts as follows concerning any previously executed White Meeting Proxy delivered to Horizon Pharma plc and its affiliates requesting the calling of a special meeting of shareholders described in the Horizon Solicitation, dated September 8, 2015, and hereby confirms that the undersigned has the power to deliver a Revocation of Meeting Proxies for the number of shares represented hereby.

YOU MAY REVOKE ANY PREVIOUSLY EXECUTED WHITE MEETING PROXY REGARDING THE HORIZON SOLICITATION FOR THE CALLING OF A SPECIAL MEETING BY SIGNING, DATING AND RETURNING THIS GREEN REVOCATION CARD TO THE COMPANY.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS GREEN REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED ANY PREVIOUSLY SUBMITTED WHITE MEETING PROXY WITH RESPECT TO ALL SHARES OF COMMON STOCK YOU OWN BENEFICIALLY AND/OR OF RECORD.

☐ YES, REVOKE MY REQUEST	☐ NO, DO NOT REVOKE MY REQUEST

PLEASE SIGN AND DATE THIS REVOCATION

Date

Signature

Signature (if held jointly)

Title(s)

PLEASE SIGN THIS GREEN REVOCATION CARD EXACTLY AS YOUR NAME APPEARS HEREON. IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR TITLE AS SUCH. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON. SIGNED REVOCATION CARDS WILL BE DEEMED TO REVOKE ALL PREVIOUSLY GIVEN WHITE MEETING PROXIES FOR THE NUMBER OF SHARES REPRESENTED BY THE ABOVE SIGNED.

***PRELIMINARY SOLICITATION STATEMENT — SUBJECT TO COMPLETION***

GOLD REVOCATION CARD

REVOCATION OF MEETING PROXIES

THIS REVOCATION OF MEETING PROXIES IS SOLICITED ON BEHALF OF DEPOMED, INC. IN OPPOSITION TO THE SOLICITATION OF REQUESTS BY HORIZON PHARMA PLC AND ITS AFFILIATES TO CALL A SPECIAL MEETING OF SHAREHOLDERS OF DEPOMED, INC.

The undersigned person acting with regard to all shares of Common Stock of Depomed, Inc., no par value, entitled to vote and owned beneficially and/or of record by the undersigned, hereby acts as follows concerning any previously executed Blue Meeting Proxy delivered to Horizon Pharma plc and its affiliates requesting the calling of a special meeting of shareholders described in the Horizon Solicitation, dated September 8, 2015, and hereby confirms that the undersigned has the power to deliver a Revocation of Meeting Proxies for the number of shares represented hereby.

YOU MAY REVOKE ANY PREVIOUSLY EXECUTED BLUE MEETING PROXY REGARDING THE HORIZON SOLICITATION FOR THE CALLING OF A SPECIAL MEETING BY SIGNING, DATING AND RETURNING THIS GOLD REVOCATION CARD TO THE COMPANY.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS GOLD REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED ANY PREVIOUSLY SUBMITTED BLUE MEETING PROXY WITH RESPECT TO ALL SHARES OF COMMON STOCK YOU OWN BENEFICIALLY AND/OR OF RECORD.

☐ YES, REVOKE MY REQUEST	☐ NO, DO NOT REVOKE MY REQUEST

PLEASE SIGN AND DATE THIS REVOCATION

Date

Signature

Signature (if held jointly)

Title(s)

PLEASE SIGN THIS GOLD REVOCATION CARD EXACTLY AS YOUR NAME APPEARS HEREON. IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR TITLE AS SUCH. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON. SIGNED REVOCATION CARDS WILL BE DEEMED TO REVOKE ALL PREVIOUSLY GIVEN BLUE MEETING PROXIES FOR THE NUMBER OF SHARES REPRESENTED BY THE ABOVE SIGNED.